Exhibit 10.1

Dentons UK & Middle East LLP Quartermile One 15 Lauriston Place Edinburgh EH3 9EP	Our Ref	NS/F.2898.030

	Your Ref	DAR/113954.1

	Date	27 April 2018

	Email	niall.stringer@turcanconnell.com

Dear Sirs

M B Forbes and Others

First Capital Real Estate Operating Partnership LLP and Others

The Angus, Kingennie, by Dundee

In this Offer words defined in the Contribution Agreement (as after defined) shall have the same meanings unless specifically provided otherwise. On behalf of and as instructed by our clients, the Contributor, we hereby offer to enter into a Contribution Agreement with your clients the FC Parties in respect of the land at Shank of Omachie by Kingennie, Angus shown coloured pink, blue, yellow and green (but not the land coloured green and hatched in blue) on the plan annexed and signed as relative hereto (“the Contributed Property”) and that on the basis of the draft Contribution Agreement (“Contribution Agreement”) annexed and signed as relative hereto subject to the following conditions:-

1.1	Following the conclusion of the contract of which this Offer shall form a part (“the Contract”), the Contributor and the FC Parties shall use reasonable endeavours to agree the terms of Licence to Occupy, Membership Undertaking, , Plot Option, Golf Works Agreement, Construction Warranties Undertaking and Lease (said deeds being collectively “the Operational Agreements”).

1.2	On the date (“Approval Date”) when:

1.2.1	the Contributor gives written notice to the FC Parties with reference to this Clause that it approves and agrees all of the Operational Agreements; and

1.2.2	the FC Parties give written notice to the Contributor with reference to this Clause that it approves and agrees all of the Operational Agreements whichever is the later, the Contributor and the FC Parties shall be bound to comply with Clause 1.4 of this Offer.

EDINBURGH: Princes Exchange, 1 Earl Grey Street, Edinburgh, EH3 9EE T 0131 228 8111 F 0131 228 8118 DX 723300 Edinburgh 43

GLASGOW: Sutherland House, 149 St Vincent Street, Glasgow, G2 5NW T 0141 441 2111

LONDON: 12 Stanhope Gate, London, W1K 1AW T 020 7491 8811

PARTNERS: Simon Mackintosh Alasdair Loudon Ian Clark Jonathan Robertson Niall Stringer David Ogilvy Alexander Garden Gavin McEwan Grierson Dunlop Gillian Crandles Michael Kane Peter Littlefield Donald Simpson Tom Duguid Alix Storrie Noel Ferry Louise Johnston Paul Macaulay Chris Sheldon Don Macleod Jack Gardiner Lindsey Ogilvie

Turcan Connell is a Partnership of Scottish Solicitors regulated by The Law Society of Scotland.	www.turcanconnell.com

1.3	If the Approval Date does not occur by the expiry of the Investigation Period, then the Contributor and the FC Parties shall each be entitled (but not obliged) to terminate the Contract (and that without penalty and without the repayment of any monies previously paid) on giving written notice to that effect (referring to this Clause) to the other party at any time after the expiry of the Investigation Period and on the date of that notification (a) the Contract will end and (b) the Contribution Agreement will be deemed to be terminated as if a notice of termination has been given by the Contributor or the FC Parties to the other party under Section 5.5 of Article V of the Contribution Agreement. The Contributor and the FC Parties agree that in the event that the Approval Date occurs after the satisfaction or waiver in full of all of the Conditions Precedent under the Contribution Agreement, the date of Closing will be postponed to be the date occurring ten Business Days after the Approval Date (determined under the Contract).

1.4	As soon as possible after the Approval Date, the Contributor will deliver to the FC Parties an engrossment of the Contribution Agreement, incorporating the agreed Operating Agreements. The FC Parties will duly execute the Contribution Agreement and deliver it to the Contributor’s solicitors within 14 days of the FC Parties’ solicitor receiving the same. Following delivery of the duly executed Contribution Agreement to the Contributor’s solicitors, the Contributor will, within 14 days, duly execute the same and will return a certified copy of the fully executed Contribution Agreement to the FC Parties. For the purposes of the Contract, a document will be duly executed only if it is executed in such manner as meets the requirements of Section 3 and Sections 9B and 9C of the Requirements of Writing (Scotland) Act 1995.

2	The Contributor and the FC Parties will each be bound by the terms and conditions of the Contribution Agreement from the date of the Contract (which will be the “Effective Date” for the purposes of the commencement of the Investigation Period in terms of Article VI of the Contribution Agreement) subject to the provisions of the Contribution Agreement for termination prior to Closing and prior to full satisfaction (or waiver of all of the Conditions Precedent) and subject to the provisions for termination in Clause 1 of the Contract.

3	In relation to the Operational Agreements:

3.1	each of the Operational Agreements (including deed plans) is subject to adjustment in respect of the detail, format, consistency and commercial sense in context (both of the Parties being obliged to act in good faith in the agreement thereof;

3.2	it is acknowledged that the terms of the drafts annexed to the Contribution Agreement do not necessarily represent agreed or partially agreed documents and may represent terms proposed by one party without adjustment response from the other party and, accordingly, both the Contributor and FC Parties recognise that the drafts are to be adjusted between them (each acting reasonably) having regard (inter alia) to correspondence between the parties and their respective solicitors including the non-binding heads of terms signed on behalf of the parties; and, once finalised, the agreed terms and conditions of the Operational Agreements are to be incorporated in the Contribution Agreement;

4.	The Contributor acknowledges that the FCRE Newco and FCAngus are still to be defined within the Contribution Agreement and it is agreed and accepted that the parties identified as FCRE Newco and FCAngus will be confirmed on or before the Approval Date in order that all of the FC Parties are identified prior to completion of the Contribution Agreement in terms of Clause 1.4 above.

5.	This Offer is open for written acceptance reaching us by e-mail not later than 10p.m on Friday 27 April 2018.

Yours faithfully

/s/ Niall Stringer	/s/ Alexander Neil Nelson
Turcan Connell	Alexander Neil Wilson - Witness
Princes Exchange, 1 Earl Grey Street, Edinburgh

PART 18

PLAN

EDINBURGH 27 APRIL 2018 THIS IS THE CONTRIBUTION AGREEMENT REFERRED TO IN THE OFFER OF EVEN DATE HEREWITH ADDRESSED TO DENTONS UK, MIDDLE EAST LLP

THE DELIVERY DATE IS [     ] 2018

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT dated as of ________, 2018 (this “Agreement”), made and entered into among FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership [include full designation of registration number and registered office] (“FCRE OP” or, the “Company”)) FIRST CAPITAL REAL ESTATE TRUST INCORPORATED, a Maryland real estate investment trust[include full designation of registration and registered office] (“FCRE”) FIRST CAPITAL REAL ESTATE NEWCO LIMITED [     include full designation of registration and registered office for Delaware SPV     ] (“FCRE Newco”) and FIRST CAPITAL REAL ESTATE [ANGUS]LIMITED/LLP incorporated in Scotland under the [Companies Acts][other] (registered nunber [        ]) having its Registered Office at [              ] (“FCAngus”) (FCRE OP together with “FCRE and FCRE Newco and FCAngus are collectively referred to as the “FC Parties”) and MICHAEL BARTOW FORBES residing at Omachie, Newbigging, Angus, Scotland, and other contributors hereinafter referred to (“Contributor”). Contributor and the FC Parties are referred to herein collectively as the “Parties” and individually as a “Party.” Part 1 of the Schedule to this Agreement contains certain definitions used in this Agreement.

RECITALS

WHEREAS, FCRE is engaged in the business of investing in interests in real estate and has been organized and operated to qualify as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). FCRE holds all or substantially all of its properties and assets through FCRE OP, its operating partnership; FCRE Newco is wholly owned by FCRE OP and FCAngus, is, in turn, wholly owned by FCRE Newco;

WHEREAS, Contributor is the owner of the property described in Schedule A hereto (the “Contributed Property”);

WHEREAS the Parties contemplate development on the Contributed Property of an 18 hole championship golf course with destination resort including academy, hotel, spa and lodges, golf clubhouse and 160 residential plots with associated access and services (the “Project”);

WHEREAS, Contributor desires to, and the FC Parties desire Contributor to dispone to FCAngus all Contributor’s interest in the Contributed Property in accordance with the terms of this Agreement in exchange for the consideration set forth in this Agreement, which may include, without limitation the issue of units of limited partnership interest in FCRE OP (the “OP Units”) on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals, the Parties acknowledging the adequacy of the consideration provided to each through their respective warranties, covenants and agreements and promises contained in this Agreement, as well as other good and value consideration, and the Parties agree and undertake as provided below.

Article I
CONTRIBUTION AND SALE

1.1	Recitals. The recitals above are incorporated into this Agreement and are hereby acknowledged to be true and correct.

1.2	Consideration to Contributor. Upon the Closing and on the terms and subject to the conditions contained in this Agreement, the FC Parties will pay to the Contributor in exchange for the contribution of the Contributed Property in accordance with this Agreement consideration in the value of FOURTEEN MILLION POUNDS (£14,000,000) Sterling (“the Consideration”). Payment will be made in accordance with Section 1.3 of this Article I, and with reference to Article VII.

1.3	The Consideration will be paid in three instalments on the terms and conditions set forth in this Agreement in the following manner:

1.3.1	On the date that is 10 Business Days after Closing (“the First Payment Date”):

(a)	the FC Parties will pay the Contributor FOUR MILLION POUNDS (£4,000,000 GBP) Sterling (“the First Payment”) in immediately available funds by wire transfer;and

(b)	the FC Parties will issue to the Contributor OP Units equivalent in value to TEN MILLION POUNDS (£10,000,000 GBP) Sterling.

1.3.2	On the date that is the first Business Day twelve months after Closing or such earlier date as may be required by the FC Parties (“the Second Payment Date”) the FC Parties will (a) pay the Contributor TWO MILLION FIVE HUNDRED THOUSAND POUNDS (£2,500,000) Sterling (the “Second Payment”) or (b) convert or redeem OP Units to the effect that the Contributor receives the cash value of the Second Payment in accordance with the terms of Article VII and the OP Agreement.

1.3.3	On the date that is the first Business Day twenty four months after Closing or such earlier date as may be required by the FC Parties (“the Third Payment Date”) the FC Parties will (a) pay the Contributor SEVEN MILLION FIVE HUNDRED THOUSAND POUNDS (£7,500,000) (the “Third Payment”) or (b) convert or redeem OP Units to the effect that the Contributor receives the cash value of the Third Payment in accordance with the terms of Article VII and the OP Agreement.

The First Payment, the Second Payment and the Third Payment or any one or more of them may be referred to in this Agreement as a “Payment”. The First Payment Date, the Second Payment Date and the Third Payment Date or any one or more of them may be referred to in this Agreement as a “Payment Date”.

1.4	FC Parties shall have no interest in and no right to comment on the allocation of the OP Units amongst the Contributor in respect of the land comprising the Contributed Property.

1.5	In relation to VAT:

1.5.1	Contributor confirms that:

(a)	it has not exercised pursuant to the VAT Act, Schedule 10, paragraph 2 (or been treated pursuant to the VAT Act, Schedule 10, paragraph 21 as having exercised) an option to tax in respect of the Contributed Property and will not, prior to Closing, exercise (or be so treated as having exercised) such option to tax;

(b)	it is not, and will not at Closing be, a relevant associate (for the purposes of the VAT Act, Schedule 10, paragraph 2) of any person who has exercised, or been treated as having exercised, an option to tax in respect of the Contributed Property as mentioned in Section1.5.1.1; and

(c)	no part of the supply of the Contributed Property to the FC parties will comprise a supply within any of sub-paragraphs (a) to (n) of the VAT Act Schedule 9, Group 1, Item 1.

1.5.2	The FC Parties must pay to the Contributor such amount of VAT at the rate for the time being in force as shall be legally payable in respect of all consideration and other monies undertaken to be paid in respect of a VAT Supply to the FC Parties or any of them under this Agreement, and in every case where under this Agreement the FC Parties or any of them undertake to pay such consideration and other monies for a VAT Supply, such consideration and other monies shall be regarded as being exclusive of all VAT which may from time to time be legally payable thereon, and the Contributor shall issue a valid VAT invoice in respect of such consideration and other monies within 21 days after the date of receipt of such consideration and other monies and the VAT thereon. This obligation will not apply if the contribution of the Contributed Property is treated by HMRC as a non-exempt supply of the Contributed Property or part of it for VAT purposes due to a breach by the Contributor of obligations in terms of Section 1.5.1 above.

1.5.2	Where this Agreement requires the FC Parties or any of them to pay, repay, reimburse or provide any amount or other consideration in respect of a VAT Supply made to the Contributor, the FC Parties must pay to the Contributor the VAT charged to the Contributor on that VAT Supply where that VAT is not recoverable by the Contributor from HM Revenue & Customs.

1.5.3	The obligations in Section 1.2 and Section 1.3 are expressed to be undertaken by the FC Parties are binding jointly and severally on the FC Parties and every person comprised in the FC Parties and their respective executors and representatives whomsoever without the necessity of discussing them in their order and such obligations will remain in full force and effect notwithstanding the insolvency or incapacity of any person comprised in the FC parties.

Article II
CLOSING

2.1	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of [Dentons UK & Middle East LLP, Quartermile One, 15 Lauriston Place, Edinburgh EH3 9EP] [FCRE at 1407 Broadway 28th Floor, New York, NY], or such other location that is mutually agreeable to the Parties, on the date occurring ten Business Days after satisfaction or waiver in full of all of the Conditions Precedent, or such other date as may be agreed between the Parties (the “Closing Date”). The Parties and their representatives may participate in the Closing by telephone or electronic means.

2.2	Lease

On the Closing Date the provisions of Part 15 of the Schedule will apply and take effect.

2.3	Disposition

On the date that the Contributor has received in full the Consideration in value to FOURTEEN MILLION POUNDS (£14,000,000) Sterling in terms of Section 1.2 and Section 1.3 of Article I the provisions of Part 16 of the Schedule will apply and take effect.

2.4	Disclosed Documents.

(a)	Subject to Section 6.3 of Article VI, the FC Parties are deemed to have examined the Disclosed Documents and accept that they are purchasing the Contributed Property on the basis that they have satisfied itself on all matters disclosed in them and on the validity and marketability of the Contributor’s title to the Contributed Property.

(b)	Clause 2.4(a) will override any other provision of this Agreement apparently to the contrary and any confirmation given by the Contributor in this Agreement is given subject to the Disclosed Documents whether or not that is expressly stated.

2.5	Closing Deliverables

(a)	all permissions, warrants, consents, licences, authorisations and certificates affecting the Contributed Property and all relative plans;

(b)	all other deeds and documentation expressed to be so deliverable in terms of any provision of this Agreement.

(c)	a duly executed Assignation and Assumption of Contracts in form and substance satisfactory to the FC Parties acting reasonably;

(d)	a certificate issued by the respective persons comprised in Contributor representing that the warranties by each given in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate as of the date of Closing;

(e)	a duly executed joinder to the OP Agreement as set forth in each certificate of OP Units in the form attached hereto as Part 5 of the Schedule to this Agreement (“Joinder”), to be held by FCRE OP until such time as the OP Units are issued to Contributor, which shall not take effect until the OP Units are issued to the Contributor;

(f)	Closing Deliveries by FC Parties. At the Closing, FCRE OP and FCRE will deliver or cause to be delivered, to Contributor each of the following agreements, instruments and other documents:

(i)	a duly executed counterpart of each Joinder in the form set out in Part 5 of the Schedule, to be held by FCRE OP until such time as the OP Units are issued to Contributor;

(ii)	copies of its Certificate of Limited Partnership and Certificate of Incorporation and any amendments thereto, certified by the Secretary of State of their states of formation, and copies of its limited partnership agreement and by-laws, certified by an executive officer to be true, complete and correct copies, which shall be in the same form and substance as the FC Parties have disclosed to Contributor during the Investigation Period;

(iii)	an incumbency certificate of the executive officers of FCRE OP and FCRE, in form reasonably satisfactory to Contributor;

(iv)	a certificate issued by each of FCRE and FCRE OP representing that each of their respective warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate as of the date of Closing;

(v)	a certificate of good standing from the state of each entities organization;

(vi)	written and executed resolutions evidencing authority to complete the transactions contemplated by this Agreement on behalf of each of FCRE OP, FCRE and FCAngus and their respective signatories certified by an executive officer to be true, complete and correct copies;

(vii)	any and all other instruments and documents required to be delivered by FCRE OP or FCRE at or prior to the Closing pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as Contributor may reasonably request to effect any of the transactions contemplated hereby;

(viii)	The Plot Option Agreement duly executed by the FC Parties who are party to it;

(ix)	the Licence to Occupy duly executed by the FC Parties who are party to it;

(x)	the Membership Undertaking duly executed by the FC Parties who are party to it;

(xi)	the Construction Warranties Undertaking duly executed by the FC Parties who are party to it; and

(xii)	the Golf Works Undertaking duly executed by the FC Parties who are party to it.

(g)	Other Closing Deliveries. At the Closing, each of the respective Parties who are required to execute any of the foregoing will duly execute and deliver or cause to be duly executed and delivered, any and all other instruments and documents required to be delivered by such Party at or prior to the Closing pursuant to and in accordance with any of the other provisions of this Agreement.

2.8	Apportionments.

(a)	All outgoings for the Contributed Property (other than rates) will be apportioned as at the Closing Date on an equitable basis.

(b)	Within 5 Business Days after (a) Lease Completion (pursuant to Part 15 of the Schedule, and (b) transfer of ownership pursuant to Part 16 of the Schedule, respectively, the Contributor or the Contributor’s solicitors will advise the local authority of the change of owner or (as the case may be) occupier of the Contributed Property so that any apportionment of rates can be carried out by the local authority.

(c)	At Closing, all utilities, including, without limitation, telephone, electricity and gas shall be apportioned between FCAngus and Contributor on the basis of the most recently issued bills therefor. Prior to Closing and as near to the Closing as reasonably practicable, Contributor shall arrange for a final reading of any utility meters measuring consumption at the Contributed Property.

(d)	Service Contracts. With respect to the Service Contracts, if any, which continue after the Closing, at the Closing (i) Contributor shall credit FCAngus the amount of accrued and unpaid charges for services rendered before Closing apportioned on a per diem basis, and (ii) FCAngus shall credit to Contributor the amount of prepaid charges for services rendered from and after the Closing apportioned on a per diem basis.

(e)	Other. Such other items which are direct and actual expenses of the Contributed Property as are customarily apportioned between Contributors and land of a type similar to the Contributed Property which shall be scheduled in detail on the closing statement.

(f)	Final Reconciliation. The amount of payments under this Section 2.8 may have been based on estimates of applicable amounts. Except as otherwise expressly provided herein, if any payments by Contributor or FCRE Angus at the Closing under this Section 2.8(f) are based on estimates, then, when the actual amounts are finally determined, Contributor and FCRE Angus shall recalculate the amounts that would have been paid at the Closing based on such actual amounts, and Contributor or FCRE Angus, as the case may be, shall make an appropriate payment to the other based on such recalculation; provided, however, that, subject to this Section 2.8(f), neither party shall have the right to request apportionment or reapportionment of the items required to be apportioned after the later of (i) the one (1) year anniversary of the Closing and (ii) the one (1) year anniversary of termination of the Licence to Occupy.

(g)	Survival. The provisions of this Section 2.8 shall survive the Closing.

Article III
WARRANTIES OF CONTRIBUTOR

3.1	No Brokers. Save as after provided neither Contributor nor or any of its Affiliates has an obligation to pay any brokerage fees or commissions, finder’s fee, advisory fees or other similar fees related to the execution of this Agreement, any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby and Contributor shall indemnify, defend and hold the FC Parties from any responsibility, liability or obligation with respect thereto. The Introducers are due a fee equal to 2% of the Consideration (“Introducers’ Fee”) relating to the introduction of the FC Parties to the deal contemplated by this Agreement. In lieu of payment of the Introducers’ Fee the FC Parties will issue to the Introducers OP Units equivalent in value to TWO HUNDRED and EIGHTY THOUSAND POUNDS (£280,000.00, GBP) Sterling.

3.2	Compliance with Laws. Except as expressly disclosed in a writing by Contributor to the FC Parties dated prior to, and received by the FC Parties prior to, the date hereof, the Contributed Property has been maintained, and Contributor has not received written notice that the Contributed Property is not, in compliance in all material respects with all applicable laws, ordinances, rules, regulations, codes, orders and statutes.

3.3	The Contributor will exhibit to the FC Parties after the Effective Date in respect of the Contributed Property a local authority property enquiry certificate which is dated not more than sixty days prior to the Closing Date. This will form part of the Investigation and the certificate will become a Disclosed Document for the purposes of this Agreement.

3.4	The Contributor confirms that to its Best Knowledge:

(a)	as far as the Contributor is aware, there have been and are no actions, claims or proceedings (whether actual or potential) under the Contaminated Land Regime in relation to the Contributed Property;

(b)	the Contributor has received no notice and, to the Contributor’s knowledge, there has been no notice whether served upon the owner or the occupier of the Property, under the Contaminated Land Regime;

(c)	the current use of the Contributed Property has the benefit of all necessary Environmental Licences which have at all times during their currency been complied with;

(d)	the Contributor has not applied for any information to be excluded from any public register maintained pursuant to Environmental Laws on the grounds of commercial confidentiality or otherwise;

3.5	Employees. The Contributor hereby warrants, as of the date hereof and as of the Closing the Contributor is not a party to any union contract or collective bargaining agreement. There are no employees of Contributor at work at the Contributed Property for whom FC Parties would have any responsibility after the Closing.

3.6	Contracts. Except as set forth on Part 2 of the Schedule hereto, there are no service or management contracts, equipment, labour or material contracts, maintenance or repair contracts or other agreements that are in force and effect and affect the Contributed Property or the operation, repair or maintenance thereof (collectively, the “Service Contracts”) that would bind the FC Parties after the Closing.

3.7	Labour. All sums payable by reason of any labour or materials heretofore furnished with respect to the Contributed Property have been paid, and there are no disputes in connection therewith.

3.8	The Contributor makes the following warranties to the FC Parties as of the date hereof and as of the Closing:

3.8.1	Organization and Authorization. Contributor has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any other Transaction Documents. Contributor has taken all necessary action to authorize the execution, delivery and performance of this Agreement and any other Transaction Documents. Upon the execution and delivery of any Transaction Document to be executed and delivered by Contributor, such Transaction Document shall constitute the valid and binding obligation of Contributor, enforceable against Contributor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors. The person or persons executing and delivering this Agreement or any other Transaction Document on behalf of Contributor is and shall have been prior to the Closing Date, duly authorized to execute and deliver such documents on behalf of Contributor.

3.8.2	Absence of Defaults and Conflicts. Neither the execution and delivery of this Agreement or any other document to be executed in connection with this Agreement on or subsequent to the Closing (the “Transaction Document(s)”) by Contributor, nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfilment of the terms, conditions and provisions hereof or thereof will:

(a)	conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon Contributor’s assets or properties including the Contributed Property, under (i) any agreement, document or instrument to which Contributor is a party or by which Contributor or the Contributed Property is or are bound, (ii) any term or provision of any judgment, order, writ, injunction, or decree binding on Contributor (or its assets or properties, including Contributed Property), or (iii) any Laws applicable to Contributor; or

(b)	require the approval, consent, authorization or act of, or the making by Contributor of any declaration, filing or registration with, any Person.

3.8.3	No Litigation. Other than as may be disclosed during the Investigation Period no Proceeding or Order is pending against or affecting Contributor or any of its Affiliates or the Contributed Property (and, to the knowledge of Contributor, no such Proceeding or Order has been threatened in writing):

(a)	that seeks or could be reasonably likely to seek interdict or other relief in connection with this Agreement, any of the other Transaction Documents or the transactions contemplated hereby or thereby; or

(b)	that reasonably could be expected to adversely affect (i) the performance by the Contributor under this Agreement or any other Transaction Document, or (ii) the consummation of any of the transactions contemplated hereby or thereby.

3.8.4	No Consents Required. Except as shall have been satisfied on or prior to the Closing Date or is otherwise expressly provided for in any other part of this Agreement (including any Part of the Schedule), no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by Contributor in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby save for those that may be and are needed to enable the Project to be constructed and completed.

3.8.5	Insurance. Contributor has in place the public liability, casualty and other insurance coverages with respect to the Contributed Property owned by it necessary and in all cases required under the terms of any continuing loan agreement or other agreement to which Contributor is subject. Each of the insurance policies is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. Contributor has not received from any insurance company any notices of cancellation or intent to cancel any insurance. Contributor has not received written notice or demand from any of the insurers of all or any portion of the Contributed Property (or insurers of any activities conducted thereon) claiming any defects or deficiency of the Contributed Property or requesting any corrections, changes, repairs or alterations of any physical condition on the Contributed Property or any practice of Contributor at the Contributed Property.

3.8.6	Utilities. All existing utility services and facilities necessary for the operation of the Contributed Property are supplied directly to the Contributed Property by facilities of public utilities, the cost of installation of such utilities has been fully paid, subject to Section 2.8 of Article II, but no warranty is given that the services and others are of the capacity and condition to serve the Project.

3.8.7	Services. No services, material or work have been supplied to Contributor or Contributor’s contractors, subcontractors or materialmen with respect to the Contributed Property for which payment has not been made in full.

3.9	Accurate Statements. No representation or warranty of the Contributor in this Agreement or any Schedules hereto, nor any information or certificate delivered or to be delivered by Contributor in connection with the transactions contemplated hereby, contains or will at the Effective Date contain any untrue statement of a material fact or opinion or omits or will omit to state a material fact or opinion necessary to make the statements herein or therein not misleading.

3.10	Investment Warranties. Contributor acknowledges that the offering and issuance of the OP Units to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that FCRE OP’s and FCRE’s reliance on such exemptions is predicated in part on the accuracy and completeness of the warranties of Contributor contained herein. In furtherance thereof, Contributor warrants to the FCRE OP and FCRE as follows:

3.10.1	Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act);

3.10.2.	Contributor is acquiring the OP Units solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the federal securities Law.

3.10.3	Contributor is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the federal securities Law. Contributor is able to bear the economic risk of holding the OP Units for an indefinite period and is able to afford the complete loss of its investment in the OP Units; Contributor has, or will during the Investigation Period have, received and reviewed all information and documents about or pertaining to FCRE OP and FCRE and the business and prospects of the FCRE OP and FCRE and the issuance of the OP Units as Contributor deems necessary or desirable, and has, or will during the Investigation Period have, been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the FCRE OP and FCRE and the business and prospects of FCRE OP and FCRE which Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the OP Units; and Contributor understands and has taken cognizance of all risk factors related to the purchase of the OP Units. Contributor is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of such Contributor advisors (including tax advisors), and not upon that of FCRE OP, FCRE or any of their Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby.

3.10.4	Contributor is fully aware that the OP Units have not been and will not be registered with the SEC in reliance on the exemptions specified in Regulation D under the Securities Act, which reliance is based in part upon Contributor warranties set forth herein. Contributor understands that the OP Units have not been and will not be registered under applicable state securities laws and are being offered and sold pursuant to the exemptions specified in said laws, and unless they are registered, they may not be re-offered for sale or resold except in a transaction or as a security exempt under those laws.

3.11	Certain Acknowledgements.

3.11.1	Contributor understands, acknowledges and agrees that it is not relying upon warranties of any Person, other than warranties of the FC Parties contained herein and in the other Transaction Documents, in making its investment or decision to invest in the OP Units.

3.11.2	The parties hereto acknowledge and agree that no individual, duly authorized and acting as an officer, director, partner, member, shareholder, agent, consultant or employee on behalf of either Contributor or the FC Parties, respectively, shall have any personal liability arising from this Agreement or from the transactions contemplated by this Agreement except in connection with such individual’s fraud, intentional misrepresentations or wilful misconduct.

3.11.3	Solvency. Contributor is solvent and has not made (1) a general assignment for the benefit of creditors; (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (3) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (4) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (5) admitted in writing its inability to pay its debts as they become due; or (6) made an offer of settlement, extension or composition to its creditors generally. There are no bankruptcy proceedings pending or, to Contributor’s Best Knowledge, threatened against Contributor.

3.11.4	Information and Documentation. All information and documents heretofore prepared and delivered by Contributor to the FC Parties is true and accurate in all material respects, and with respect to documents, are true and correct copies thereof.

3.12	Each of the warranties of Contributor made in this Agreement is true and accurate as of the Effective Date to the Best Knowledge of the relevant party and shall survive the transfer of the Contributed Assets hereunder for a period of two years from the Closing Date, subject to any express provision made in Part 15 or Part 16 of the Schedule. In the event that the FC Parties proceed to Closing with knowledge of any untruth or inaccuracy with respect to the warranties made by Contributor in Article III, FC Parties shall be deemed to have waived its rights to any claim based such untruth or inaccuracy.

Article IV

WARRANTIES OF FC PARTIES

The FC Parties hereby warrant on a joint and several basis the accuracy of the preamble recitals and make the following warranties to Contributor, as of the date hereof and as of the Closing:

4.1	Organization and Authorization. Each FC Party is an entity duly organized, validly existing and in good standing in the state or country of its organization. Each FC Party has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and any other Transaction Documents. Each FC Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and any other Transaction Documents. This Agreement and the Transaction Documents have been duly executed and delivered by FCRE OP, FCRE and FCRE Newco, and such Agreement and Transaction Documents constitute valid and binding obligations of each FC Party (to the extent that such FC Party is a party to such agreement), enforceable against such FC Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity. The person or persons executing and delivering this Agreement or any other Transaction Document on behalf of any FC Party is and shall have been prior to the Closing Date, duly authorized to execute and deliver such documents on behalf of such FC Party.

4.2	No Litigation. Save as disclosed during the Investigation Period, no Proceeding or Order is pending against or affecting any FC Party or property owned by any such parties (a) under any bankruptcy or insolvency Law, (b) that seeks or could be reasonably likely to seek injunctive or other relief in connection with this Agreement, any of the other Transaction Documents or the transactions contemplated hereby or thereby, or (c) that reasonably could be expected to adversely affect (i) the performance by each FC Party under this Agreement or any other Transaction Document, or (ii) the consummation of any of the transactions contemplated hereby or thereby.

4.3	No Consents or Approvals. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by any FC Party in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

4.4	No Conflicts; Consents. None of the execution, delivery or performance of this Agreement, any other Transaction Agreement and the transactions contemplated hereby between the Parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under (a) the organizational documents of any FC Party, (b) any term or provision of any judgment, order, writ, injunction, or decree binding on any FC Party, (c) to the Best Knowledge of the FC Parties, any provision of any Law or Governmental Order applicable to any FC Party or (d) any other contract to which an FC Party is a party.

4.5	Valid Issuance of Securities. The OP Units to be issued to Contributor pursuant to this Agreement will be duly authorized by FCRE OP and, when issued against the consideration therefor, will be validly issued by FCRE OP, free and clear of all Liens created by FCRE OP (other than Liens created by the OP Agreement).

4.6	Capitalization. The FC parties will, if they have not already done so, provide details of the authorized equity interests of FCRE OP including the number of units of limited partnership interests, and the number of those units which are issued and outstanding and constitute the OP Units. All of the outstanding OP Units have been duly authorized, are validly issued, fully paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Contributor shall own the OP Units conveyed hereby, free and clear of all Liens.

4.6.1	All of the OP Units were issued in compliance with applicable Laws. None of the OP Units were issued in violation of any agreement, arrangement or commitment to which any FC Party is a party or is subject to or in violation of any preemptive or similar rights of any Person.

4.6.2	There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the FCRE OP or obligating the Company or any FC Party to issue or sell any OP Units, or any other interest in, FCRE OP. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the OP Units.

4.7	No Subsidiaries. Save as disclosed, FCRE OP does not own, or have any interest in any shares or have an ownership interest in any other Person.

4.8	Financial Statements.

4.8.1	Copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31, in each of the years 2017, 2016 and 2015 and the related statements of operations, equity and cash flow for the years then ended (the “Year-End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at [______], 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”) have been, or will during the Investigation Period be, delivered to Contributor. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Year-End Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of [ ], 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

4.8.2	Complete copies of FCRE’s unaudited financial statements consisting of the balance sheet of the FCRE as at December 31 in the year 2017 and the related statements of operations, equity and cash flow for the years then ended (the “FCRE Year-End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the FCRE as at [ ], 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “FCRE Interim Financial Statements” and together with the FCRE Year-End Financial Statements, the “FCRE Financial Statements”) have been, or will during the Investigation Period be, delivered to Contributor]. The FCRE Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the FCRE Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the FCRE Year-End Financial Statements). The FCRE Financial Statements are based on the books and records of FCRE, and fairly present the financial condition of FCRE as of the respective dates they were prepared and the results of the operations of FCRE for the periods indicated. The balance sheet of FCRE as of December 31, 2017 is referred to herein as the “FCRE Balance Sheet” and the date thereof as the “FCRE Balance Sheet Date” and the balance sheet of the FCRE as of [ ], 2018 is referred to herein as the “FCRE Interim Balance Sheet” and the date thereof as the “FCRE Interim Balance Sheet Date”. FCRE maintains a standard system of accounting established and administered in accordance with GAAP.

4.9	Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date for the Company and the FCRE Balance Sheet for FCRE, and other than in the ordinary course of business consistent with past practice, or as disclosed during the Investigation Period there has not been, with respect to each of the Company and FCRE, any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the charter, by-laws or other organizational documents of the Company;

(c)	split, combination or reclassification of any shares of its capital stock or equity securities;

(d)	issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or equity securities;

(e)	declaration or payment of any dividends or distributions on or in respect of any of its limited partnership interests or other equity securities or redemption, purchase or acquisition of its limited partnership interests or equity securities;

(f)	material change in any method of accounting or accounting practice of the Company or FCRE, except as required by GAAP or as disclosed in the notes to the Financial Statements and FCRE Financial Statements;

(g)	material change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue;

(h)	incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)	transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or the FCRE Balance Sheet or cancellation of any debts or entitlements;

(j)	imposition of any Encumbrance upon any of its properties, limited partnership interests, equity securities or assets, tangible or intangible;

(k)	adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(l)	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or equity interests of, or by any other manner, any business or any Person or any division thereof; or

(m)	action by the Company to make, change or rescind any tax election, amend any tax return or take any position on any tax return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability or reducing any tax asset of Buyer in respect of any post-closing tax period.

4.10	Compliance with Laws; Permits.

(a)	Except as may be disclosed during the Investigation Period and to the Best Knowledge of the relevant party each FC Party and each Affiliate of an FC Party has complied, and is now complying, with all Laws applicable to it.

(b)	All Permits required for each FC Party and each Affiliate of an FC Party to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. So far as the FC Parties are aware, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permits.

4.11	Brokers. Save as provided in Section 3.1 no FC Party nor or any Affiliate of an FC Party has an intent or obligation to pay any brokerage fees or commissions, finder’s fee, advisory fees or other similar fees related to the execution of this Agreement, any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby and the FC Parties shall indemnify, defend and hold Contributor from any responsibility, liability or obligation with respect thereto.

4.12	Solvency. At each and every Payment Date each FC Party and each Affiliate of an FC Party:

4.12.1	will be solvent and not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or the analogous legislation applicable having regard to the jurisdiction of the relevant FC Party and/or Affiliate in question, and

4.12.2	will not have made (a) a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they become due; (f) made an offer of settlement, extension or composition to its creditors generally; or (g) have been the subject of any event analogous to any of the foregoing under any relevant jurisdiction.

There are no bankruptcy proceedings pending or, to the FC Parties’ Best Knowledge, threatened against any FC Party or any Affiliate of an FC Party.

4.13	Each of the warranties made by each FC Party to Contributor made in this Agreement is true and accurate as of the Effective Date to the Best Knowledge of the FC Parties save as disclosed to the Contributor. In the event that the Contributor proceed to Closing with knowledge of any untruth or inaccuracy with respect to the warranties made by Contributor in Article IV, Contributor shall be deemed to have waived its rights to any claim based such untruth or inaccuracy.

Article V

CONDITIONS PRECEDENT

5.1	Conditions Precedent to the Obligations of Each Party. The obligations of each Party to complete the transactions contemplated hereby at the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)	The Contributor procuring the consent to the grant of the Lease pursuant to Section 2.2 and Part 15 of the Schedule of (i) the Person in right of the creditor’s interest under the Barclays Securities and (ii) the Person in right of the creditor’s interest under the King Security.

5.2	Conditions Precedent to the Obligations of the FC Parties. The obligations of the FC Parties to complete the transactions contemplated hereby at the Closing shall be subject to the satisfaction or (where permissible) waiver by the FC Parties, of the following conditions:

5.2.1	Investigation. The FC Parties intimating to the Contributor by written notice that the FC Parties are satisfied with the examination of documents and other diligence which the FC Parties require to complete in terms of Section 6.3 of Article VI.

5.3	Conditions Precedent to the Obligations of the Contributor. The obligations of the Contributor to complete the transactions contemplated hereby at the Closing shall be subject to the satisfaction or (where permissible) waiver by the Contributor, of the following conditions:

5.3.1	Contributor Investigation. The Contributor intimating to the FC Parties that the Contributor is satisfied with the examination of documents and other diligence which the Contributor requires to complete in terms of Section 6.4 of Article VI.

5.4	Waiver:

5.4.1	The condition precedent in Section 5.1 is conceived for the benefit of the Contributor and the FC Parties and may not be waived by any of them.

5.4.2	The condition precedent in Section 5.2 is conceived solely for the benefit of the FC Parties and the FC Parties only will be entitled at any time (before the valid service of any termination notice referred to in Section 5.5) to waive the satisfaction of these conditions precedent (or either of them) by serving written notice on the Contributor to that effect.

5.4.3	The condition precedent in Section 5.3 is conceived solely for the benefit of the Contributor and the Contributor only will be entitled at any time (before the valid service of any termination notice referred to in Section 5.5) to waive the satisfaction of these conditions precedent (or either of them) by serving written notice on the FC Parties to that effect.

5.5	Longstop and Termination:

If the conditions precedent contained in Sections 5.1, 5.2 and 5.3 are not satisfied in full (or waived in full in the case of the conditions precedent contained in Sections 5.2 and 5.3) by the end of the Investigation Period, the Contributor and the FC Parties are each entitled to terminate this Agreement by serving written notice to take effect upon the earlier of actual receipt and deemed receipt of by the other party, and the Parties shall have no further rights or obligations under this Agreement, except for those which expressly survive any such termination.

ARTICLE VI

INVESTIGATION PERIOD

6.1	Document Delivery by Contributor. Prior to, or during the Investigation Period, Contributor will furnish to the FC Parties all, if any, of the documents, or copies thereof, identified in Part 6 of the Schedule and such other documents as the FC Parties may reasonably request during the Investigation Period. Contributor warrants that the documents so identified are either originals or are true and complete copies of said documents.

6.2	Investigation Period. The period of time commencing on the Effective Date and ending at 6:00 P.M. New York time on the day which is two (2) calendar months thereafter, unless such day is a Saturday or Sunday in which event the same shall end at 6:00 P.M. on the next weekday not a holiday, is established herein as the “Investigation Period”.

6.3	Investigation by FC Parties:

6.3.1	Commencing on the first day of the Investigation Period, the FC Parties, with respect to the Contributed Property, may make or cause to be made such inspections, surveys, soil tests, soil borings, environmental and engineering inspections and other tests as the FC Parties deem desirable, and may conduct such other studies and make such other investigations and/or obtain such verifications, as the case may be, in the FC Parties’ sole judgment, which may include (without limiting the generality of the foregoing), the location, availability and adequacy of utilities, consultation with officials of the relevant governmental agencies having jurisdiction with respect to zoning, use, environmental and other matters pertaining to the Contributed Property and the FC Parties may further make or cause to be made feasibility studies and appraisals. In addition, during said Investigation Period, the FC Parties shall review all matters desired by it pertaining to Contributor, including their organization, existence and financial condition and the FC Parties shall be given access to all of the books and records of Contributor pertaining to their operation and all other the books and records relating to Contributor and Contributed Property. To the extent possible, copies of all such books and records shall be delivered to the FC Parties.

6.3.2	During the Investigation Period, the FC Parties shall examine or cause to be examined the title to the Contributed Property.

6.3.3	Except as otherwise provided herein, all of the foregoing matters shall be done and completed at the sole cost and expense of the FC Parties and at the FC Parties’ sole risk of loss. The FC Parties shall indemnify and hold Contributor harmless from all loss, costs, liability, damage and causes of action (except for consequential, indirect and/or punitive damages) which Contributor may incur or sustain or which may be claimed or brought against Contributor, by reason of any of the aforesaid activities of the FC Parties, and said indemnification shall extend to suit costs and attorney’s reasonable fees, including those in connection with any appeals, incurred in the defence and/or payment of any claims and in enforcing this indemnification against the FC Parties, provided, that the foregoing indemnity shall not apply to the extent of any pre-existing conditions found on the Contributed Property and/or the negligence or wilful misconduct by Contributor, their agents, representative and employees. The foregoing indemnification shall survive any termination of this Agreement and Closing.

6.4	Investigation by the Contributor. During the Investigation Period, the Contributor shall review all matters desired by it pertaining to the FC Parties, the underlying value of the OP Units, any other securities that may be issued to Contributor upon the redemption of Contributor’s OP Units, the OP Agreement and generally the reliance and confidence of the Contributor that the Contributor will, in consideration of the Lease and the Disposition timeously receive the Consideration in full value described in and pursuant to Sections 1.2 and 1.3 of Article I, including (without prejudice to that generality) the organization, existence and financial condition of the FC Parties and the REITs underpinning the consideration. Contributor agrees that if it is given access to the most recently available financial information (whether audited or unaudited) on those FC Parties who may have a financial obligation in respect of the Consideration under this Agreement shall have received sufficient information on which to which to satisfy itself and decided whether or not to satisfy the condition precedent in Section 5.3(b) of Article V. The exhibition of such information will not by itself be deemed to have satisfied the said condition precedent. To the extent possible, copies of all such information shall be delivered to the Contributor.

6.5	Document Delivery by FC Parties. The FC Parties represent and warrant to the Contributor that all of the documents, or copies thereof furnished by FC Parties to the Contributor pursuant to Section 6.4 are either originals or are true and complete copies of said documents.

6.6	If this Agreement is terminated pursuant to Article V because the conditions precedent are not satisfied (or waived) in full, the FC Parties shall remain liable under the indemnification set forth in Section 6.3.3.

Article VII

REDEMPTION

7.1	On the Second Payment Date and/or on the Third Payment Date FCRE will be entitled, at the option of FCRE, to redeem or convert the OP Units by issue of common stock, issue of publicly traded securities (“Other Securities”), or payment in cash (in immediately available funds) or any combination of them, in satisfaction of the Payment due provided that if:

(a)	there does not exist a viable market for the trading of FCRE common stock,

(b)	the FCRE common stock that is to be received by Contributor is not registered with the SEC,

(c)	the FCRE common stock that is to be received by the Contributor is subject to a Stop Order instituted by the SEC, or

(d)	Contributor would not have the right to immediately sell all of the shares of the FCRE common stock that it is to receive on such Payment Date upon the redemption of the Contributor’s OP Units,

then in each case:

7.1.1	FCRE shall redeem or convert the OP Units either in cash (in immediately available funds) and/or by exchange in Other Securities having an aggregate value equal to the amount of the Payment due on the relevant Payment Date.

7.1.2	Notwithstanding anything to the contrary in this Agreement, any Other Securities issued to Contributor pursuant to this Agreement shall: (a) not be subject to any lock-up or similar restrictions (including any restrictions on the resale of the Other Securities pursuant to any applicable securities Laws) that would prohibit Contributor from immediately selling the Other Securities upon their transfer or issuance to Contributor; and (b) be marketable and freely tradeable on an internationally recognized exchange.

7.1.3	In the event that the Contributor does not receive an amount at least equal to the relevant Payment upon Contributor’s sale of any FCRE common stock or Other Securities that are received by Contributor upon Contributor’s redemption of the OP Units (or the subsequent redemption of the FCRE common stock) then, FC Parties shall, no later than two Business Days after receipt of notice from Contributor of such fact, pay Contributor an amount (in immediately available funds) equal to the difference between the relevant Payment less the amount that Contributor actually received upon Contributor’s sale of such securities.

7.2	Notwithstanding the provisions of Section 7.1, if any Payment is not paid to the Contributor in full in accordance with this Agreement on the relevant Payment Date in terms of Section 1.3 then, notwithstanding consignation or that the Tenant (defined in Part 15 of the Schedule) has not taken entry to the Contributed Property, the FC Parties will pay to the Contributor Interest on the outstanding money or value.

7.3	If:

7.3.1	notwithstanding the provisions of Section 7.1, the FC Parties fail to pay to the Contributor in full the First Payment (with any Interest due on it in terms of this Agreement) in accordance with this Agreement within 30 days of the First Payment Date in terms of Section 1.3, or

7.3.2	the FC Parties fail to issue to the Contributor the OP Units on the First Payment Date in terms of Section 1.3.1(b)

the Contributor is entitled to terminate this Agreement and the Lease, to recover vacant possession of the Contributed Property from the Tenant, to retain or re-sell the Contributed Property to any third party and to claim damages from the FC Parties which may include:-

(a)	all costs and expenses incurred in relation to the re-marketing of the Contributed Property and the re-sale of it;

(b)	any shortfall between (i) the consideration received by the Contributor on any such re-sale, and (ii) the consideration due under this Agreement; and

(c)	financial losses including increased funding costs which the Contributor would not have incurred had the Contributor received the full First Payment on the due date specified in Section 1.3(a) of Article I and interest which the Contributor could have earned had the Contributor received the full First Payment on the due date specified in Section 1.2(a) of Article I; and

(d)	financial losses which the Contributor would not have incurred had vacant possession of the Property been returned to the Contributor in accordance with Section 7.6.

7.4	If notwithstanding the provisions of Section 7.1, the FC Parties fail to pay to the Contributor in full the Second Payment (with any Interest due on it in terms of this Agreement) in accordance with this Agreement within 30 days of the due date for payment in terms of Section 1.3, the Contributor is entitled to terminate this Agreement and the Lease, to recover vacant possession of the Contributed Property from the Tenant and to retain the Contributed Property together with the full value of all consideration received by the Contributor pursuant to Article I which shall be deemed forfeit by the FC Parties by reason of default.

7.5	If notwithstanding the provisions of Section 7.1, the FC Parties fail to pay to the Contributor in full the Third Payment (with any Interest due on it in terms of this Agreement) in accordance with this Agreement within 30 days of the due date for payment in terms of Section 1.3, the Contributor is entitled to terminate this Agreement and the Lease, to recover vacant possession of the Contributed Property from the Tenant and to retain the Contributed Property together with the full value of all consideration received by the Contributor pursuant to Article I which shall be deemed forfeit by the FC Parties by reason of default.

7.6	FC Parties will procure that vacant possession of the Contributed Property will be returned to the Contributor on the date of termination of this Agreement pursuant to Section 7.3, 7.4 or 7.5 of this Article VII and will indemnify the Contributor on demand in respect of all loss sustained by the Contributor caused by the failure or delay of the FC Parties to comply with this obligation.

7.7	FCAngus (or the Disponee in terms of the Disposition) will grant on the Closing Date the Construction Warranties Undertaking in favour of the Contributor in security for the obligations stated within Section 1.3 and this Section 7.

7.8	In exchange for the First Payment in terms of section 1.3 and this Article VII the Contributor will deliver to the FC Parties validly executed discharges of the Barclays Securities and the King Security together with completed applications for registration of the discharges in the Land Register of Scotland and a cheque in payment of the registration dues or the payment method marked as direct debit on the application forms.

ARTICLE VIII

COVENANTS

8.1	From and after the Effective Date to and including the Closing Date:

8.1.1	Contributor shall at its sole cost and expense: (a) cause the Contributed Property to be maintained in good order, condition and repair, reasonable wear and tear and casualty excepted; (b) cause the Contributed Property to be operated in a professional and reasonable fashion; (c) cause accurate books and records regarding the Contributed Property to be maintained; (d) cause the Contributed Property to comply with all applicable laws, rules and regulations relating to the Contributed Property and its operations; and (e) maintain property damage and comprehensive general liability insurance covering the Contributed Property in amounts and coverages presently maintained.

8.1.2	Contributor shall give the FC Parties, their representatives, contractors and agents access to the Contributed Property for the purpose of conducting the inspections.

8.1.3	Contributor shall provide to the FC Parties within three (3) Business Days of receipt copies of any summons, complaint, temporary restraining order, order to show cause or other documents evidencing the commencement or continuation of any legal action affecting the Contributed Property.

8.1.4	Contributor shall give the FC Parties prompt notice (within three (3) Business Days after its receipt of notice of same) of (a) any notice affecting the Planning Permission, (b) actual or threatened taking or condemnation of all or any portion of the Contributed Property, (c) any actual or threatened enforcement action by any governmental agency or authority relating to the use, condition or environmental quality of the Contributed Property, or (d) the commencement of any action by any party seeking relief which would result in the imposition of a lien on the Contributed Property.

8.1.5	Contributor shall not without the prior written approval of FCRE, such approval not to be unreasonably withheld or delayed, (a) mortgage, convey, or encumber the Contributed Property; (b) execute any servitudes, covenants, conditions, restrictions, or rights-of-way with respect to the Contributed Property, (c) enter into any contracts with respect to the Contributed Property which are not by their terms terminable prior to Closing and not otherwise inconsistent with this Agreement, (d) make any application for other governmental approvals with respect to the Contributed Property, or (e) do, or to permit or suffer to be done, anything which would adversely affect the title to the Contributed Property from and after the date of this Agreement through the completion of Closing.

8.1.6	Contributor shall not (a) enter into any leases, or (b) allow occupancy or use of any portion of the Contributed Property under any license or other agreement, without the prior written consent of the FC Parties such consent not to be unreasonably withheld or delayed.

8.1.7	Contributor shall not solicit, seek, negotiate, or respond to any offer to purchase, ground lease, lease or sell and leaseback, all or any portion of the Contributed Property for the period commencing on the date hereof and continuing through the Closing Date.

8.1.8	Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Contributor (which consent shall not be unreasonably withheld or delayed), Company and FCRE shall, conduct the business of the Company and FCRE in the ordinary course of business consistent with past practice; and without limiting the foregoing, from the date hereof until the Closing Date, each of Company and FCRE shall:

(a)	preserve and maintain all of its Permits;

(b)	pay its debts, Taxes and other obligations when due;

(c)	to maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)	cause the Company to comply in all material respects with all applicable Laws; and

8.1.9	Notice of Certain Events. From the date hereof until the Closing, FCRE OP shall promptly notify Contributor in writing of:

(a)	any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any FC Party hereunder not being true and correct or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of any Conditions Precedent to Closing being satisfied;

(b)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d)	any Proceedings commenced or, to the FC Parties’ Best Knowledge, threatened against, relating to or involving or otherwise affecting any FC Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.2 or that relates to the consummation of the transactions contemplated by this Agreement.

Contributor’s receipt of information pursuant to this Section 8.1.9 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the FC Parties in this Agreement and shall not be deemed to amend or supplement any Part of the Schedule.

Article IX

PRE – CLOSING TERMINATION

9.1	Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated prior to the Closing:

(a)	by any Party, as expressly provided in Section 5.5 of Article V;

(b)	by the FC Parties, as expressly provided in Section 10.3 of Article X; and

(c)	by any Party, as expressly provided in Section 9.2 or Section 9.3 of this Article IX.

9.2	Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated prior to the Closing:

(a)	by the Contributor or the FC Parties giving written notice to that effect (referring to this Section 9.2) to the other, in the event that a Governmental Authority with jurisdiction over such matters shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated in this Agreement at the Closing illegal or otherwise restricting, preventing or prohibiting consummation of such transactions. If this Agreement is terminated as a result of the provisions of this Section 9.2, the Parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

9.3.1	In this Section 9.3 a “Termination Event” comprises all or any of the following:

(a)	a Party:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts (having the meaning given to it in section 123 of the Insolvency Act 1986 provided that the reference to £750 in section 123(1)(a) shall be deemed to be replaced with £5,000 and section 123(2) shall not apply) under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(v)	a moratorium is declared in respect of any indebtedness of such Party (if a moratorium occurs, the ending of the moratorium will not remedy any Termination Event caused by that moratorium.

(b)	any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Party;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Party;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Party or any of its assets; or

(iv)	enforcement of any security or charge over any assets of any Party with a value of at least £5,000,

or any analogous procedure or step is taken in any jurisdiction, but this Paragraph (b) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement.

(c)	any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Party having an aggregate value of £5,000 and is not discharged within ten (10) Business Days.

9.3.2	Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated prior to the Closing by the Contributor or the FC Parties giving written notice to that effect (referring to this Section 9.3) to the other on the occurrence on or prior to the Closing Date of a Termination Event

9.3.3	If this Agreement is terminated pursuant to Section 9.3, no Party shall have any further obligations or liabilities under this Agreement except in respect of:

(a)	claims which arose before or gave rise to termination; and

(b)	those provisions of this Agreement expressed to survive termination of this Agreement.

ARTICLE X

DAMAGE OR DESTRUCTION

10.1	If, prior to the Closing, Material Damage (as defined in Section 10.2) shall affect the Contributed Property, Contributor agrees to give the FC Parties written notice of such occurrence and the nature and extent of such damage. If there is any dispute as to whether the Contributed Property has suffered Material Damage, the matter will be referred to the decision of an independent surveyor, who will act as an expert, appointed, failing agreement, by the Chair of the RICS in Scotland on application by either Party. The independent surveyor’s decision will be binding on the Parties. If the independent surveyor dies, delays or becomes unwilling or incapable of acting then either the Contributor or the FC Parties may apply to the Chair to discharge that independent surveyor and appoint a replacement. The fees and expenses of the independent surveyor and the cost of appointment are payable by the Contributor and the FC Parties in the proportions which the independent surveyor directs and if no direction is made equally.

10.2	“Material Damage” means damage which would cost more than £100,000 Sterling to repair or reinstate.

10.3	Not later than ten (10) Business Days after the later of (a) written notification to the FC Parties of the damage to the Contributed Property representing Material Damage and (b) the date of the independent surveyor determining that the Contributed Property has suffered Material Damage, (time being of the essence) the FC Parties may terminate this Agreement by giving written notice to that effect (referring to this Section 10.3) to the Contributor. If this Agreement is terminated as a result of the provisions of this Section 10.3, the Parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

10.4	If, prior to the Closing, Material Damage shall affect the Contributed Property (and subject to the FC Parties’ right under Section 10.3), the Closing Date shall be postponed to the date ten (10) Business Days after the later of (a) written notification to the FC Parties of the damage to the Contributed Property representing Material Damage and (b) the date of the independent surveyor determining that the Contributed Property has suffered Material Damage.

10.5	Awards and Proceeds. If damage that is not Material Damage shall occur or the FC Parties do not terminate this Agreement pursuant to Section 10.3, this Agreement shall remain in full force and effect and the Lease and the conveyance of the Contributed Property in terms of Part 15 and Part 16 of the Schedule, shall be effected with no further adjustments to the consideration or otherwise. At the Closing, the Contributor shall assign, transfer and set over to FCRE OP all of Contributor’s right, title and interest in and to any awards, payments or insurance proceeds received or receivable by the Contributor (to the extent that they have not been spent on reinstatement) for the actual damage suffered, increased by the amount of any deductible under any insurance policy.

Article XI

GENERAL PROVISIONS

11.1	Survival. Unless otherwise set forth in this Agreement, the warranties of the Parties contained in or made pursuant to this Agreement shall survive (subject to termination pursuant to Sections 5.5, 9.2, 9.3 or 10.3) the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of any of the Parties.

11.2	Notices. All notices, consents, approvals, waivers or other communications (each, a “Notice”) required or permitted hereunder, except as herein otherwise specifically provided, shall be in writing and shall be: (a) delivered personally or by commercial messenger; (b) sent via a recognized overnight courier service; (c) sent by registered or certified mail, postage pre-paid and return receipt requested; or (d) sent by email or facsimile transmission, provided confirmation of receipt is received by sender and the original Notice is thereafter sent or delivered by an additional method provided in this Section 11.2, in each case so long as such Notice is addressed to the intended recipient thereof as set forth below:

If to Contributor:

Attn:
Email:

With a copy (which shall not constitute notice or service of process under this Section 11.2) to:

Attention:
Email:

If to FC Party, to:

with a copy (which shall not constitute notice or service of process under this Section 9.2) to:

Attn:
Email:

Notwithstanding the foregoing, FC Parties accept that notice will have been validly served and effected on each and every one of them if a notice is served addressed to all of the FC Parties (on the same notice) then care of Dentons UK & Middle East LLP, Quartermile One, 15 Lauriston Place, Edinburgh EH3 9EP (marked for the attention of David McGrory or David Rose).

Any Party may change its address specified above by giving each party Notice of such change in accordance with this Section 11.2. Any Notice shall be deemed given upon actual receipt (or refusal of receipt).

11.3	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any Person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be completed as originally contemplated to the fullest extent possible.

11.4	Amendment. This Agreement may not be amended or modified in any respect other than by the written agreement of all of the Parties.

11.5	Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except that First Capital Real Estate Advisors, L.P. is a third party beneficiary hereunder as the external advisor of FCRE.

11.6	Governing Law; Jurisdiction and Venue.

(a)	This Agreement shall be governed by and construed in accordance with, the law of Scotland without regard, to the fullest extent permitted by law, to the conflicts of law provisions thereof which might result in the application of the laws of any other jurisdiction.

(b)	The parties irrevocably agree that the Scottish courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail in accordance with Section 11.2 to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

[(c)	Sections 11.6 (a) and (b) will not apply in respect of [specify matters of US Law eg. OP Agreement?]

11.7	Waiver. Except as expressly provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

11.8	Mutual Drafting; Consultation with Advisors. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

11.9	Entire Agreement. This Agreement (including its appendices and schedules and the other documents delivered pursuant hereto and thereto constitute a complete and exclusive statement of the agreement between the Parties with respect to the subject matter hereof and thereof, and supersede all other prior agreements, arrangements or understandings by or between the Parties, written or oral, express or implied, with respect to the subject matter hereof or thereof.

11.10	Counterparts and Delivery.

(a)	This Agreement may be executed in any number of counterparts and by the Contributor and the FC Parties or by any of them on separate counterparts.

(b)	Where this Agreement has been executed in counterpart, this Agreement shall not take effect until all of the counterparts have been delivered in accordance with the Legal Writings (Counterparts and Delivery) (Scotland) Act 2015 (“the Counterparts Act”).

(c)	The Contributor and the FC Parties may choose to evidence the date of delivery of this Agreement by inserting such date on the cover page and at the top of the first page of this Agreement.

11.11	Section Headings; Interpretation.

(a)	The descriptive headings of sections and paragraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement,

(b)	When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article, Section, Annex or Exhibit of or to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” unless the context otherwise requires or unless otherwise specified. Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement. Except as otherwise specifically provided herein, where any action is required to be taken on a particular day and such day is not a Business Day and, as a result, such action cannot be taken on such day, then this Agreement shall be deemed to provide that such action shall be taken on the first Business Day after such day.

(c)	When a reference is made in this Agreement to a Clause, Schedule or Part of the Schedule such reference shall be to the relevant Clause, Schedule or Part of the Schedule of or to this Agreement and reference, in any Part of the Schedule, to a numbered paragraph is a reference to the relevant numbered paragraph in that Part of the Schedule.

(d)	A document will be duly executed only if it is executed in such manner as meets the requirements of Section 3 or Sections 9B and 9C of the Requirements of Writing (Scotland) Act 1995.

(e)	Where at any one time there are two or more persons included in the expression “FC Parties” or “Contributor” obligations contained in this Agreement which are expressed to be made by the FC Parties and/or the Contributor are (unless expressly stated in this Agreement to be the obligation of any specified such person or persons) binding jointly and severally on such persons and their respective executors and representatives whomsoever without the necessity of discussing them in their order.

11.12	Consent to Registration. The Parties consent to the registration of this Agreement for preservation and execution: IN WITNESS OF THE FOREGOING this Agreement consisting of this and the [ ] preceding pages together with the Schedule in [ ] parts attached hereto is signed as follows[ and are delivered for the purposes of the Legal writings (Counterparts and Delivery) (Scotland) Act 2015 on the date set out on page 1 of this deed]:

FIRST CAPITAL REAL ESTATE
OPERATING PARTNERSHIP LP

Signed:

Name:

Date:

FIRST CAPITAL REAL ESTATE
TRUST INCORPORATED

Signed:

Name:

Date:

FIRST CAPITAL REAL ESTATE
NEWCO LIMITED/ LP

Signed:

Name:

Date:

FIRST CAPITAL REAL ESTATE
ANGUS LIMITED

Signed:

Name:

Date:

MICHAEL BARTOW FORBES

Signed:

Name:

Date:

WITNESSED BY:

Signed:

Name:

AGM FORBES

Signed:

Name:

Date:

WITNESSED BY:

Signed:

Name:

C FORBES

Signed:

Name:

Date:

WITNESSED BY:

Signed:

Name:

MB FORBES

Signed:

Name:

Date:

WITNESSED BY:

Signed:

Name:

SHANK OF OMACHIE LIMITED

Signed:

Name:

Date:

This is the Schedule referred to in the foregoing Agreement among First Capital Real Estate Operating Partnership LP, First Capital Real Estate Trust Incorporated, First Capital Real Estate Newco Limited/LP, First Capital Real Estate Angus Limited and Michael Bartow Forbes, the Trustees for the firm of AGM Forbes and Shank of Omachie Limited.

PART 1

Definitions and Interpretation [ISSR]

In this Agreement:

“2003 Act” means the Land Reform (Scotland) Act 2003;

“2003 Act Notice” means any copy application, invitation to make representations or notice in terms of the 2003 Act in respect of the Contributed Property;

“2012 Act” means the Land Registration etc (Scotland) Act 2012;

“Advance Notice” means an advance notice as defined in Section 56 of the 2012 Act;

“Agreement” has the meaning set forth in the introductory paragraph;

“Affiliate” means, with respect to a specified Person, each other Person that directly or indirectly Controls, is Controlled by, or is under common Control with that Person;

“Approvals” has the meaning set forth in Section 3.5;

“Assignation and Assumption of Contracts” means a novation, assignation or letter of reliance relating to each of the Contracts and Reports in such form as may reasonably be required by the FC Parties executed by the Contributor and/or the party who issued such report or is party to the relevant contract if the Contract can be so novated, signed or relied upon

“Automatic Plot Registration”: first registration of the Contributor’s title to the Contributed Property triggered by the grant of the Lease in terms of Sections 21(2)(b), 24(2), 25 and 30 of the 2012 Act;

“Barclays Securities” means (1) Standard Security in favour of Barclays Bank plc over the lands and estates of Omachie, Dundee recorded in the General Register of Sasines for the County of Angus on 11th August 2011 (2) Standard Security by Michael Bartow Forbes and Gail Forbes as Partners of and Trustees for Firm of M B Forbes and Company to Barclays Bank plc registered in the Land Register of Scotland under Title Number ANG50210 on 11th August 2011; and (3) Standard Security by Alistair Graham Milne Forbes, Cynthia Bartow or Forbes, Michael Bartow Forbes as Parts of and Trustees for the Firm of AGM Forbes and Michael Bartow Forbes as an individual to Barclays Bank plc registered in the Land Register of Scotland under Title Number ANG50210 on 4th September 2017

“Best Knowledge” means to the extent that such knowledge is ascertainable though a reasonable inquiry of the relevant facts and circumstances;

“Business Day” means any day other than (a) a Saturday or a Sunday, or (b) a day on which banks are required or authorized by Law to be closed in Edinburgh;

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the introductory paragraph;

“Conditions Precedent” means the conditions precedent set forth in Sections 5.1, 5.2 and 5.3 of Article V.

“Contaminated Land Regime” means the contaminated land regime under Part 2A of the Environmental Protection Act 1990 (as amended from time to time) and any statutory instrument, circular or guidance issued under it;

“Construction Warranties Undertaking” means an undertaking in a form to be agreed between the FC Parties and the Contributor prior to expiry of the Investigation Period by adjustment of the draft forming Part 12 of the Schedule.

“Contracts” means such contracts as Contributor may have entered into for the provision of services in connection with the Project as the FC Parties require novation of for the continuation of, or reliance upon, for the purposes of the Project.

“Contributed Property” means ALL and WHOLE that area of land extending to [      hectares] or thereby at Shank of Omachie, near Wellbank, Angus, being the subjects shown coloured green, pink, yellow and blue on the Plan but not including the land shown coloured green and hatched blue on the Plan).

“Contributor” means:

1	(a) Alistair Graham Milne Forbes and Cynthia Bartow or Forbes residing together at Omachie, Kingennie and Michael Bartow Forbes residing at Omachie, Newbigging, the partners of and trustees for the firm of AGM Forbes having a place of business at Omachie, Newbigging and (b) Michael Bartow Forbes residing at Omachie, Newbigging, in respect of Shank of Omachie being the subjects registered in the Land Register of Scotland under Title Number ANG50210;

2	Shank of Omachie Limited, a Company incorporated in Scotland under the Companies Acts (registered number SC405992) having its registered office at Princes Exchange, 1 Earl Grey Street, Edinburgh, EH3 9EE being the subjects registered in the Land Register under Title Number ANG 51110; and

3	Alistair Graham Milne Forbes and Cynthia Bartow or Forbes residing together at Omachie, Kingennie and Michael Bartow Forbes residing at Omachie, Newbigging, the partners of and trustees for the firm of AGM Forbes having a place of business at Omachie, Newbigging [in respect of those subjects described in the Sasines title]

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of an equity interest, by contract or otherwise. The terms “Controlled by” and “under common Control with” have correlative meanings;

“Delivery Date” means the date of delivery of this Agreement decided in accordance with Section 11.10 of Article XI of this Agreement and set out on page 1 of this deed;

“Disclosed Documents” means the Title Deeds and other documents disclosed to the FC Parties or their advisors pursuant to Article VI;

“Disposition” means the disposition of the Contributed Property in favour of FCAngus;

“Effective Date” means [insert date of conclusion of prior missives];

“Entitlements” has the meaning set forth in Section 3.5;

“Entity” means, except for Governmental Authorities, (a) any corporation, partnership, joint venture, limited liability company, business trust or other business entity, (b) any association, unincorporated business or other organization, (c) any trust, and (d) any other organization having legal status as an entity under any Law;

“Environment” means any and all organisms (including humans), ecosystems, natural or man-made buildings or structures, and the following media:-

(a)	air (including air within buildings or structures, whether above or below ground);

(b)	water (including surface and ground water and water in wells, boreholes, pipes, sewers and drains); and

(c)	land (including surface land and sub-surface strata and any land under seabeds or rivers, wetlands or flood plains);

“Environmental Authority” means any person or legal entity (whether statutory or non-statutory or governmental or non-governmental) having regulatory authority under the Contaminated Land Regime;

“Environmental Laws” means all statutes and subordinate legislation, all European Community regulations and directives all common law and other national or local laws, all regulations, orders, guidance notes, codes of practice, circulars, by-laws or directions and all judgements, orders, instructions or awards of any court or competent authority insofar as any of the above relate to health and safety of the Environment, all as amended or re-enacted from time to time;

“Environmental Licences” means licences, authorisations, permissions or consents required under Environmental Laws in connection with the Contributed Property or the use of them;

“Fair Market Value” means the price per OP Unit based upon the Net Asset Value (“NAV”) most recently announced by FCRE;

“FCAngus” has the meaning set forth in the introductory paragraph;

“FC Parties” has the meaning set forth in the introductory paragraph;

“FCRE” has the meaning set forth in the introductory paragraph;

“FCRE Newco” has the meaning set forth in the introductory paragraph;

“FCRE OP” has the meaning set forth in the introductory paragraph;

“Governmental Authority” means (a) any governmental body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental agency, department, board, commission or other instrumentality, whether national, territorial, federal, state, provincial, local, supranational or other authority, (b) any organization of multiple nations, or (c) any tribunal, court or arbitrator of competent jurisdiction.

“Hazardous Substances” means any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to the Environment and/or harm to the health of living organisms or other interference with the ecological systems of which they form part and/or harm to property and/or in the case of humans, offence caused to any sense;

“Improvements” means, with respect to the Contributed Property, all buildings and other structures and improvements situated on the land, to the extent the same are heritable and not moveable and form a part of the Contributed Property.

“Interest” means interest on the sum in question at the greater of (a) 4% per annum above the base rate from time to time of the Bank of England and (b) 8% per annum, from the date that such sum is due for payment or, if there is no such date specified, the date of demand for such sum until such sum is paid;

“Introducers” means Wes Stumbo, 1545 Player Drive, Lexington KY 40511

“Investigation Period” has the meaning set forth in Section 6.2(a);

“Joinder” has the meaning set forth in Section 2.5(e);

“King Security” means the Standard Security by Shank of Omachie Limited in favour of Allan Duncan King registered in the Land Register of Scotland under Title Number ANG51110 on 3rd May 2017;

“Law” and “Laws” mean (a) any constitution applicable to, and any statute, treaty, rule, regulation, ordinance, or requirement of any kind of, any Governmental Authority, (b) principles of common law, and (c) any Order;

“LBTT” means Land and Buildings Transaction Tax under the Land and Buildings Transaction Tax (Scotland) Act 2013;

“Lease” means a lease of the Contributed Property granted pursuant to Part 15 of the Schedule in a form to be agreed between the FC Parties and the Contributor prior to expiry of the Investigation Period;

“Liabilities” means any and all debts, liabilities and obligations, of whatever kind or nature, primary or secondary, direct or indirect, whether accrued or fixed, known or unknown, absolute or contingent, matured or un-matured or determined or determinable;

“Licence to Occupy” means a licence to occupy the Contributed Property or part of it in terms of the licence in a form to be agreed between the FC Parties and the Contributor prior to expiry of the Investigation Period by adjustment of the draft forming Part 8 of the Schedule;

“Lien” means any lien, encumbrance, security interest, pledge or any other title restriction of any kind;

“Local Authority Proposals” means applications, notices, proposals, orders, redevelopment plans whether by a Local Authority or not or other matters under the Planning Acts or other public or local statutes or regulations or orders thereunder and includes applications and proposals under the Land Drainage (Scotland) Acts 1930 and 1958, the Flood Prevention (Scotland) Act 1961 and the Coast Protection Act 1949;

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of any FC Party or any Affiliate of an FC Party, or (b) the ability of any FC Party to consummate the transactions contemplated hereby on a timely basis provided however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the FC Parties operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the FC Parties compared to other participants in the industries in which the FC Parties conduct their businesses.

“Membership Undertaking” means an undertaking in a form to be agreed between the FC Parties and the Contributor prior to expiry of the Investigation Period which will include the parties named in Part 9 of the Schedule to this Agreement as the intended beneficiaries;

“Notice” has the meaning set forth in Section 11.2;

“OP Agreement” means the agreement of limited partnership of FCRE OP, as amended and restated and attached as Part 4 of the Schedule as it is in effect from time to time;

“OP Units” has the meaning set forth in the recitals;

“Order” means any decree, injunction, judgment, order, ruling, writ, assessment or arbitration award of a Governmental Authority, arbitrator or arbitral body, commission or self-regulatory organization, whether arising from a Proceeding or applicable Law;

“Organizational Documents” means each of the following, as applicable, as amended and supplemented: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement (or limited liability company agreement) and certificate of organization or formation of a limited liability company; and (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person;

“Parties” has the meaning set forth in the introductory paragraph;

“Payment”, “First Payment”, “Second Payment” and “Third Payment” have the meanings set forth in Section 1.3 of Article I;

“Payment Date”, “First Payment Date”, “Second Payment Date” and “Third Payment Date” have the meanings set forth in Section 1.3 of Article I;

“Permits” means, with respect to the Contributed Property, all governmental permits and approvals, including licenses, registrations and authorizations, required for the ownership and operation of the Contributed Property, including without limitation, qualifications to do business, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all other necessary approvals from Governmental Authorities and other approvals granted by any public body;

“Permitted Encumbrances” means the Barclays Securities and the King Security;

“Person” means an individual, an Entity or a Governmental Authority;

“Planning Acts” means the Town and Country Planning (Scotland) Act 1997, the Planning (Hazardous Substances) (Scotland) Act 1997, the Planning (Listed Buildings and Conservation Areas) (Scotland) Act 1997, the Planning (Consequential Provisions) (Scotland) Act 1997 and the Planning etc (Scotland) Act 2006 and where the context so requires, any previously enacted legislation of a similar nature;

“Planning Permission” means [          ];

“Plot Option Agreement” means an option agreement in a form to be agreed between the FC Parties and the Contributor prior to expiry of the Investigation Period by adjusting the draft forming Part 10 of the Schedule to this Agreement;

“Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Authority or before an arbitrator or arbitral body or mediator;

“Plan” means the plan contained in Part 18 of the Schedule;

“Project” has the meaning set forth in the recitals;

“RCIL” means the register of community interests in land held by the Keeper of the Registers of Scotland;

“REIT” has the meaning set forth in the recitals;

“Reports” means such reports as Contributor may have obtained in connection with the Project as the FC Parties require to rely upon for the purposes of the Project.

“Schedule” means the schedule annexed to this Agreement;

“SEC” means the U.S. Securities and Exchange Commission;

“SEC Reports” means any and all reports, schedules, forms, statements and other documents required under applicable Laws to be filed or furnished by FCRE to the SEC, including, without limitation, proxy information and solicitation materials, in each case, in the form and with the substance prescribed by such Laws;

“Securities” has the meaning set forth in the Recitals;

“Securities Act” means the Securities Act of 1933, as amended;

“Service Contracts” has the meaning set forth in Section 3.8;

“Tax” or “Taxes” means (i) all federal, state, local and foreign net or gross income, gross receipts, turnover, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, export taxes and withholdings, capital stock, franchise, profits, withholding, social security (or similar), unemployment, supplementary, retirement system, disability, real property, personal property, sales, use, transfer, registration, value added, recording, intangible, documentary, goods and services, ad valorem, net proceeds, net worth, special assessments, workers’ compensation, utility, production, gains, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, together with any interest, penalty, or addition thereto payable in connection with such taxes, whether disputed or not and (ii) any liability of any Person for the payment of amounts of the type described in clause (i) as a transferee, successor or payable pursuant to a contractual obligation.

“Title Deeds” means the title deeds of the Property;

“Title Encumbrances” are encumbrances as set out in Section 9 of the 2012 Act;

“Transaction Documents” means collectively this Agreement and the other agreements contemplated to be delivered in connection herewith or therewith and any other agreement, certificate, instrument or writing delivered by Contributor in connection with this Agreement or the transactions contemplated hereby.

“VAT” means value added tax as provided for in the VAT Act and any tax similar or equivalent to value added tax or performing a similar fiscal function;

“VAT Act” means the Value Added Tax Act 1994; and

“VAT Supply” means a “supply” for the purpose of the VAT Act.

PART 2

NOT USED

PART 3

ORDERS AND PROCEEDINGS (FC PARTIES)

PART 4

OP AGREEMENT

PART 5

JOINDER TO OPERATING AGREEMENT

OP UNIT CERTIFICATE

________________ Certificate Number	_________________ Number of OP Units

FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, LP

Certificate Holder:

Name: ___________________________________________________________ Address: _____________________________________

Email: __________________________________________________ Telephone: _________________________________________

THIS CERTIFICATE EVIDENCES THE OWNERSHIP OF SUCH NUMBER OF OP UNITS HELD BY THE HOLDER HEREOF WHO HAS EXECUTED THIS:

JOINDER AGREEMENT

Reference is hereby made to the Agreement of Limited Partnership of First Capital Real Estate Operating Partnership, LP (f.k.a. United Realty Capital Operating Partnership, L.P.) (the “Partnership”), dated as of August 15, 2012 (as amended by that certain First Amendment to Agreement of Limited Partnership of United Realty Capital Operating Partnership, L.P., dated April 24, 2013 and as further amended by that certain Second Amendment to Agreement of Limited Partnership of United Realty Capital Operating Partnership, L.P., dated May 20, 2014) (the “OP Agreement”). Pursuant to and in accordance with Section 12.2 of the OP Agreement, the undersigned, having made a Capital Contribution to the Partnership in accordance with the OP Agreement, or being an assignee of a Person who has made a Capital Contribution to the Partnership in accordance with the OP Agreement, hereby acknowledges that he, she or it has received and reviewed a complete copy of the OP Agreement and accepts and adopts the OP Agreement and agrees that upon execution of this Joinder Agreement, such Person shall become a party to the OP Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the OP Agreement as though an original party thereto and shall be deemed, and admitted as, a Limited Partner for all purposes thereof and entitled to all the rights incidental thereto. This certificate shall constitute, and simultaneously herewith, the undersigned is delivering this certificate as an executed counterpart of the signature page to the OP Agreement. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the OP Agreement.

First Capital Real Estate Operating Partnership, LP, By: First Capital Real Estate Trust Incorporated, General Partner ______________________________________ Suneet Singal, CEO	Certificate Holder- Limited Partner ______________________________________ Name/Title

if assigned

For __________________ received, I _______________________ sell and transfer __________ OP Units of the ____________ OP Units represented by this certificate to:

_________________________________________________________________________ (Assignee)

who has signed the Joinder Agreement on the reverse side of this Certificate and authorize the Secretary of First Capital Real Estate Trust Incorporated to record this transfer on the books of First Capital Real Estate Operating Partnership, LP

____________________________________ Name of Original Holder Limited Partner	____________________________________ Signature of Original Holder Limited Partner	____________________________________ Witness

when assigned:

JOINDER AGREEMENT

The Undersigned, as assignee of the certificate holder identified on the front of this certificate, hereby requests that First Capital Real Estate Operating Partnership, LP (the “Partnership”) countersign this Joinder Agreement, cancel this certificate, and issue a replacement certificate in the undersigned’s favor for the number of OP Units assigned to the undersigned, and a second replacement certificate to the assignor holder for such number of remaining OP Units which were not assigned to the undersigned, if any, and in connection therewith the undersigned makes reference to the Agreement of Limited Partnership of the Partnership dated as of August 15, 2012 (as amended by that certain First Amendment to Agreement of Limited Partnership of United Realty Capital Operating Partnership, LP, dated April 24, 2013 and as further amended by that certain Second Amendment to Agreement of Limited Partnership of United Realty Capital Operating Partnership, LP, dated May 20, 2014) (the “OP Agreement”). Pursuant to and in accordance with Section 12.2 of the OP Agreement, the undersigned, having made a Capital Contribution to the Partnership in accordance with the OP Agreement, or is an assignee of a Person who has made a Capital Contribution to the Partnership in accordance with the OP Agreement, hereby acknowledges that he, she or it has received and reviewed a complete copy of the OP Agreement and accepts and adopts the OP Agreement and agrees that upon execution of this Joinder Agreement, such Person shall become a party to the OP Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the OP Agreement as though an original party thereto and shall be deemed, and admitted as, a Limited Partner for all purposes thereof and entitled to all the rights incidental thereto. This certificate shall constitute, and simultaneously herewith, the undersigned is delivering this certificate as an executed counterpart of the signature page to the OP Agreement. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the OP Agreement.

First Capital Real Estate Operating Partnership, LP, By: First Capital Real Estate Trust Incorporated, General Partner ______________________________________ Name: Title:	Certificate Holder- Limited Partner ______________________________________ Name: Title:

For Internal Use Only

Original Certificate Number: __________

Number of OP Units: ________________

_______________________________

New Certificates:

1.	Certificate Number _______________________. Number of OP Units: ________________ in favor of: ______________________
2.	Certificate Number _______________________. Number of OP Units: ________________ in favor of: ______________________
3.	Certificate Number _______________________. Number of OP Units: ________________ in favor of: ______________________
4.	Certificate Number _______________________. Number of OP Units: ________________ in favor of: ______________________

PART 6

DILIGENCE DOCUMENTS TO BE DELIVERED

PART 7

NOT USED

PART 8

LICENCE TO OCCUPY

20 April 2018DAR/113954.00001/56881178.02
Licence to Occupy
Subjects: Land at Shank of Omachie, Angus
FIRST CAPITAL REAL ESTATE ANGUS LIMITED in favour of AGM FORBES
Dentons UK and Middle East LLP The Capitol 431 Union Street Aberdeen AB11 6DA DX AB17

Licence to Occupy

By

(1)	FIRST CAPITAL REAL ESTATE [ANGUS] [LIMITED] [LLP] [ a company incorporated under the Companies Act (Registered No: [ ] [a limited liability partnership incorporated under the Limited Liability Partnership Act 2000 (registered number [ ])] and having their Registered Office at [1 George Square, Glasgow, G2 1AL] (hereinafter called “FC Angus”)

In favour of

(2)	[ALISTAIR GRAHAM FORBES and CYNTHIA BARTOW or FORBES, residing together at Omachie, Kingennie, Angus and MICHAEL BARTOW FORBES residing at Omachie, Newbigging, Angus, the partners of and trustees for the firm of AGM Forbes having a place of business at Omachie, Newbigging, Angus] (who [and whose successors as partners of and trustees for the said firm] are hereinafter called “Forbes”)

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following definitions shall have the following meanings respectively ascribed to them in this Licence, namely:

Date of Termination means the date which is specified as being the Date of Termination in a written notice from FC Angus to Forbes which date will not be less than four weeks after the date on which such notice is served on Forbes, provided that a Date of Termination may be specified for part or parts of the Subjects on one or more occasions, in which case this Licence will continue in respect of these parts of the Subjects in respect of which no such notice has been served;

Effective Date means the date on which both of the Parties have validly executed the Licence;

Licence means this licence to occupy entered into between the Parties;

Licensed Property means the Subjects but subject always to the terms of this Licence;

Parties means FC Angus and Forbes together, and “Party” shall mean either of them as the context requires;

Plan means the plan of land at Shank of Omachie, Angus, which is annexed and signed as relative to this Licence;

Subjects means ALL and WHOLE that area of land at Shank of Omachie, Angus extending to approximately [    ] hectares ([    ] acres) being the subjects delineated in red on the Plan.

1.2	Interpretation

In this Licence unless the context otherwise requires or admits:

1.2.1	Words importing any gender include the other genders;

3 May 2018	Page 2

1.2.2	Words importing the singular number include the plural number and vice versa;

1.2.3	Words importing persons include companies and vice versa;

1.2.4	Any reference to any particular statute or other law includes any modification, extension, amendment or re-enactment of such statute or other law for the time being in force and all instruments, orders, plans, bye-laws, regulations, permissions and directions for the time being made, issued or given under, or deriving validity, from such statute or other law;

1.2.5	Any obligation incumbent on either Party not to do an act or thing shall include an obligation not to permit such act or thing to be done on its behalf;

1.2.6	References to the consent or approval of either Party, or words with similar effect, shall mean a consent or approval in writing issued by or on behalf of that Party; and

1.2.7	The clause, sub-clause and paragraph headings shall be disregarded in the construction or interpretation of this Licence.

2	LICENCE

2.1	FC ANGUS hereby grant a licence to Forbes, but expressly excluding assignees whomsoever legal or conventional, to occupy the Licensed Property and the individual parts thereof, but only on the terms and conditions of this Licence.

2.2	The Licensed Property will be used by Forbes for agricultural purposes only (including the planning of all and any crops including potatoes), and will not be used for any other purpose without the prior written consent of FC Angus.

2.3	Forbes is authorised to occupy the Licensed Property or the parts of the Licensed Property in respect of which the Date of Termination has not occurred from the Effective Date to the earlier of (a) the Date of Termination and (b) such earlier date on which this Licence shall come to an end for whatever reason, on which date FC Angus will be given vacant possession of the Licensed Property.

2.4	Notwithstanding the other terms of this Licence, Forbes may bring this Licence to an end on giving four weeks’ written notice to that effect to FC Angus.

2.5	No rent is payable by Forbes to FC Angus in consideration of the granting of this Licence and this Licence shall not constitute an agricultural tenancy in terms of the Agricultural Holdings (Scotland) Act 1991 nor a short limited duration tenancy or limited duration tenancy in terms of the Agricultural Holdings (Scotland) Act 2003, as subsequently amended. Forbes will be responsible for the rates and other outgoings associated with the Licensed Property.

2.6	No buildings, advertisement hoardings or any other structures shall be erected on the Licensed Property and no camping or caravans of any kind shall be allowed on the Licensed Property without the prior written consent of FC Angus.

2.7	Forbes will leave the fences, gates and other means of enclosing the Licensed Property in no worse a condition as at the relevant Date of Termination or earlier termination of this Licence as they were in at the Effective Date, fair wear and tear always excepted.

3 May 2018	Page 3

2.8	Forbes will at all times comply with statute in the use and occupation of the Licensed Property, and will maintain, and return same to FC Angus at the relevant Date of Termination in substantially no less a state or condition than that in which it was at the Effective Date.

2.9	Save where the same arises through the actings or omissions of FC Angus or any for which they are responsible. Forbes will indemnify FC Angus in respect of all third party actions, claims, losses and others which may arise as a result of Forbes’ occupation of the Licensed Property.

2.10	FC Angus reserves the right during the subsistence of the Licence to lay pipes, cables and others within the Subjects for connecting to services that may be located within same or elsewhere, subject always to all and any damage caused being made good as quickly as possible, and payment of compensation for all loss and damages caused to Forbes (including crop loss) in the carrying out of any works pursuant to this Clause. FC Angus undertake to Forbes to give as much notice as is reasonably practicable of any proposed works together with a detailed specification of the same and the route of the services, plan of the working agres and the estimated timescale of the works.

3	OTHER PROVISIONS

3.1	If Forbes or any of its partners shall

3.1.1	become bankrupt or sequestrated or grant a trust deed for behoof of their creditors, or

3.1.2	fail to implement or observe any condition(s) of this Licence (having first been given a reasoanbel period of time to make good any breach, if the same could be made good), FC Angus shall be entitled to terminate the Licence forthwith on giving written notice of same to Forbes.

3.2	Forbes bind and oblige themselves to remove themselves, their employees, and their goods and effects and to vacate and leave the Licensed Property or the relevant part thereof on the relevant Date of Termination or sooner termination of this Licence.

3.3	Save as after provided FC Angus bind and oblige themselves to compensate Forbes for all and any crops growing at the relevant Date of Termination unless FC Angus at their discretion allow Forbes to harvest such crops at the due time following the Date of Termination. FC Angus accepts that Forbes may grow potatoes on part(s) of the Licensed Property. Forbes shall be bound to give written notice (with a plan) to FC Angus identifying those areas on which they propose to grow potatoes (“the Potato Areas”). In respect of the Potato Areas FC Angus accept and agree that it will not be entitled to serve a notice with a Date of Termination which has effect in the period from 1st April to 1st November in any year (both dates inclusive).

3.4	The value of all and any corp compensation shall be determined by Neil Ross of Agrii Balboughty Farm, Perth PH2 6AA (“the Expert”) on the submission of the paperwork prepared by Forbes relative to the planting and growing of the crop to be compensated. The Expert’s determination will be final and binding. The compensation determined will be paid by FC Angus to Forbes within 14 days of its determination failing which interest at a rate of 5% above Barclays Base Rate shall be payable thereon until payment of the determined sum in full.

3.5	During the subsistence of the Licence (and subject to reasonable notice being given with details of the proposed works and the who will be taking access), Forbes will allow FC Angus access to all parts of the Licensed Property by prior arrangement for themselves and all persons properly authorised by them in writing for the purpose of investigating ground stability and site and soil conditions generally including their ascertaining and satisfying themselves as to the load-bearing capacity of any part of the Licensed Property, and to make such tests, and drill such boreholes as they consider necessary pursuant to such investigations, subject always to all and any damage caused to the Licensed Property, or any crops growing thereon, as a result of such investigations being made good as quickly as possible (or compensation paid therefor), to Forbes’ reasonable satisfaction.

3 May 2018	Page 4

3.6	Forbes will allow FC Angus and all persons properly authorised in writing by FC Angus to enter upon any part of the Licensed Property at all reasonable times by appointment with Forbes, to take measurements and ingather any information which FC Angus may deem necessary in relation to FC Angus’s intended development of the Subjects.

3.7	Forbes will not be entitled to assign, sub-let or otherwise in any way or for any purpose deal with their interest in this Licence expect with the prior written consent of FC Angus which consent will not be unreasonably withheld nor a decision thereon unreasonably delayed if, and for as long as Forbes or a partner of Forbes or other party with the consent of Forbes) holds a standard security by FC Angus over the Licensed Property.

3.8	Forbes will bear the whole (if any) land and buildings transaction tax and registration dues payable in respect hereof and the parties will share the costs of obtaining two extracts of this Licence (one for Forbes).

3.9	The Parties consent to registration hereof for preservation and execution: IN WITNESS WHEREOF these presents consisting of this and the [ ] preceding pages, together with the plan annexed and signed as relative hereto, are signed on our behalf at the place and on the date specified below by the director named below in the presence of the witness subscribing hereto who is named and designed below:

Witness signature	(Signature)
Full Name:	Director’s Name:
Address:	Place:
Date:

3 May 2018	Page 5

Annexation

1	Plan

3 May 2018	Page 6

PART 9

MEMBERSHIP UNDERTAKING

Mike and Gail Forbes

Alistair Forbes son

Libby Forbes daughter

Cameron Forbes son

Graham and Cindy Forbes mother and father

Carroll (nee Forbes) and Jamie Gibson sister and husband

Wendy (nee Forbes) and George Taylor sister and husband

Anna (nee Forbes) and Richard Stephen sister and husband

John and Mary Forbes uncle and aunt

Mike and Elsa Forbes uncle and aunt

David and Sandra Forbes uncle and aunt

John and Bel Forbes cousin

Graham Forbes (Jnr) cousin

PART 10

PLOT OPTION

3 May 2018 DAR/113954.00001/56882594.02
Plot Option Agreement
Dated 2018
[FIRST CAPITAL REAL ESTATE ANGUS LIMITED] and [FORBES]
Dentons UK and Middle East LLP The Capitol 431 Union Street Aberdeen AB11 6DA DX AB17

Contents

1	Definitions and Interpretation	1
2	Option	4
3	Price	4
4	VAT	5
5	Entry and Apportionments	5
6	Disclosed Documents	5
7	Title	6
8	Completion	7
9	Post Completion	8
10	Damage or Destruction	9
11	Statutory Matters	9
12	Access	10
13	General	10
14	Supersession	10
15	[Assignation	10
16	Proper Law and Prorogation	10
Schedule		12

3 May 2018	Contents (ii)

Plot Option Agreement

Dated  2018

Between

(1)	FIRST CAPITAL REAL ESTATE ANGUS LIMITED[include details] (“the Seller”)

and

(2)	[FORBES] (“the Purchaser”)

Whereas

A	The Seller is the owner of the Site and intends to develop the Site for residential use; and

B	the Seller has agreed to sell to the Purchaser a plot within the Site on preferential terms

IT IS AGREED AS FOLLOWS:

1	Definitions and Interpretation

1.1	In the Missives:

2003 Act means the Land Reform (Scotland) Act 2003;

2003 Act Notice means any copy application, invitation to make representations or notice in terms of the 2003 Act in respect of the Property;

2012 Act means the Land Registration etc (Scotland) Act 2012;

Advance Notice means an advance notice as defined in Section 56 of the 2012 Act;

Business Day means a day on which clearing banks in Edinburgh, Glasgow and London are open for normal business;

Completion means the Date of Entry or, if later, the date when the Price is paid and the purchase of the Property is completed in terms of the Missives;

Conclusion Date means, unless otherwise specified, the first date on which this Agreement and an Option Notice create a concluded contract;

Date of Entry means the first Business Day occurring four weeks after the Notice Date or such other date as the Purchaser and the Seller may agree in writing with specific reference to the Missives;

Disposition means the disposition of the Property in favour of the Purchaser (or its nominees) which will be in terms consistent with the standard form of disposition which the Seller grants or intends to grant in relation to plots within the Site;

Encumbrances are encumbrances as set out in Section 9 of the 2012 Act;

HMRC means HM Revenue & Customs;

3 May 2018	Page 1

Interest means interest on the sum in question at 4% per annum above the base rate from time to time of Barclays Bank plc from the date that such sum is due for payment or, if there is no such date specified, the date of demand for such sum until such sum is paid;

Missives means the contract constituted by this Agreement and service of the Option Notice;

Option Notice means a notice from the Purchaser to the Seller identifying the Property and confirming that the Purchaser requires to purchase the Property;

Option Period means the period from the date on which the Seller gives notice of the proposed development of the Site including details of the location and extent of each plot within the Site (“the Commencement Date”) and the [ ] anniversary of the Commencement Date;

Price means ONE HUNDRED THOUSAND POUNDS (£100,000.00) Sterling exclusive of any VAT;

Property means the serviced plot for construction of one dwellinghouse identified as the Property within the Option Notice which plot will be one of the plots identified within the Seller’s proposed development of the Site. [will there be any restriction on which plot may be selected or a certain area within the Site from which the plot may be selected?]

Purchaser means [TBC];

Purchaser’s Bank means (a) the client account of the Purchaser’s Solicitors and/or (b) the client account of the solicitors acting for the Purchaser’s heritable creditor and/or (c) if it is a bank which is a direct Participant in the CHAPS system operated by the Bank of England and the funds in question are loan funds from that bank for the purpose of acquiring the Property, the Purchaser’s heritable creditor;

Purchaser’s Solicitors means Turcan Connell, Princes Exchange, 1 Earl Grey Street, Edinburgh, EH3 9EE (Ref: Niall Stringer) or such other solicitors as the Purchaser may appoint in their place from time to time and who have been notified in writing to the Seller’s Solicitors;

RCIL means the register of community interests in land held by the Keeper of the Registers of Scotland;

Schedule means the schedule annexed to this offer;

Seller’s Bank Account means [Bank: [                 ], Sort Code: [                 ], Account Number: [                 ], Account Name: [                 ] or] such [other] UK clearing bank account as the Seller’s Solicitors nominate by written notice to that effect at least 3 Business Days prior to the Date of Entry;

Seller’s Solicitors means Dentons UK and Middle East LLP, The Capitol, 431 Union Street, Aberdeen, AB11 6DA (Ref: DAR/113954.1) or such other solicitors as the Seller may appoint in their place from time to time and who have been notified in writing to the Purchaser’s Solicitors;

Site means [to be defined];

Title Deeds means the title deeds for the Site;

3 May 2018	Page 2

VAT means value added tax as provided for in the VAT Act and any tax similar or equivalent to value added tax or performing a similar fiscal function;

VAT Act means the Value Added Tax Act 1994; and

VAT Group means two or more bodies corporate registered as a group for VAT purposes under Section 43 of the VAT Act.

1.2	In the Missives, unless otherwise specified or the context otherwise requires:

1.2.1	any reference to one gender includes all other genders;

1.2.2	words in the singular only include the plural and vice versa;

1.2.3	any reference to the whole is to be treated as including reference to any part of the whole;

1.2.4	any reference to a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and words importing individuals include corporations and vice versa;

1.2.5	any reference to a Clause, Schedule or Part of the Schedule is to the relevant Clause, Schedule or Part of the Schedule of or to this offer and reference, in any Part of the Schedule, to a numbered paragraph is a reference to the relevant numbered paragraph in that Part of the Schedule;

1.2.6	any reference to a statute or statutory provision includes any subordinate legislation which is in force from time to time under that statute or statutory provision;

1.2.7	any reference to any statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment;

1.2.8	any phrase introduced by the words “including”, “include”, “in particular” or any similar expression is to be construed as illustrative only and is not to be construed as limiting the generality of any preceding words;

1.2.9	a document will be duly executed only if it is executed in such manner as meets the requirements of Section 3 or Sections 9B and 9C of the Requirements of Writing (Scotland) Act 1995;

1.2.10	where at any one time there are two or more persons included in the expression “Purchaser” or “Seller” obligations contained in the Missives which are expressed to be made by the Purchaser and/or the Seller are binding jointly and severally on them and their respective executors and representatives whomsoever without the necessity of discussing them in their order;

1.2.11	any reference to funds being cleared means that the funds are immediately available for withdrawal from the holder’s bank account;

1.2.12	any reference to “reasonable consent” means the prior written consent of the party in question, such consent not to be unreasonably withheld or delayed; and

1.2.13	where a Clause provides that Interest is payable and that the sum must be paid within a specified period, no Interest will accrue on the sum provided it is paid within that period.

3 May 2018	Page 3

1.3	The headings in the Missives are included for convenience only and are to be ignored in construing the Missives.

1.4	The Schedule forms part of the Missives.

2	Option

During the Option the Purchaser will have the option to purchase a plot within the Site, which has not previously been sold or reserved for sale, by serving the Option Notice on the Seller , at which point the terms of this Agreement together with the Option Notice will form a binding contract for the sale of the Property by the Seller to the Purchaser.

3	Price

3.1	Payment

3.1.1	The Price will be paid by the Purchaser on the Date of Entry by instantaneous bank transfer of cleared funds from the Purchaser’s Bank to the Seller’s Bank Account in exchange for the Disposition and other items to be delivered by the Seller referred to in Clause [9].

3.1.2	A payment not made in accordance with Clause 3.1.1 may be refused.

3.2	Interest

If the Price (and any VAT which the Purchaser has agreed in terms of Clause 4 to pay to the Seller on the Date of Entry) or any part of it is not paid to the Seller on the Date of Entry then, notwithstanding consignation or that the Purchaser has not taken entry, the Purchaser will pay to the Seller Interest on the outstanding money.

3.3	Cancellation of Sale

If the Purchaser fails to pay the Price (and any VAT which the Purchaser has agreed in terms of Clause 4 to pay to the Seller) on the Date of Entry with Interest as set out in Clause 3.2 within [10] Business Days after the Date of Entry the Seller is entitled to rescind the Missives, to re-sell the Property to any third party and to claim damages from the Purchaser which may include:

3.3.1	all costs and expenses incurred in relation to the re-marketing of the Property and the re-sale of it;

3.3.2	any shortfall between:

(a)	the sale price received by the Seller on any such re-sale; and

(b)	the Price; and

3.3.3	financial losses including increased funding costs which the Seller would not have incurred had the Price been paid on the Date of Entry and interest which the Seller could have earned on the Price had it been paid on the Date of Entry.

If the Seller rescinds the Missives, no Interest will be due by the Purchaser in terms of Clause 3.2.

3 May 2018	Page 4

3.4	Receipt of Money

For the purposes of this Clause 3, money will not be deemed paid to the Seller until such time as same day credit on it is available to the holder of the Seller’s Bank Account in accordance with normal banking procedure.

3.5	Suspension

The provisions of Clauses 3.3 and 3.4 will not apply for any period of time during which the delay in payment by the Purchaser is due to any failure or breach by or on behalf of the Seller to implement its obligations or duties under the Missives on time.

4	VAT

4.1	[Exempt

The Seller confirms that the sale of the Property to the Purchaser will comprise an exempt supply for VAT purposes and undertakes that:

4.1.1	it has not exercised pursuant to the VAT Act, Schedule 10, paragraph 2 (or been treated pursuant to the VAT Act, Schedule 10, paragraph 21 as having exercised) an option to tax in respect of the Property and will not, prior to Completion, exercise (or be so treated as having exercised) such option to tax;

4.1.2	it is not, and will not at Completion be, a relevant associate (for the purposes of the VAT Act, Schedule 10, paragraph 2) of any person who has exercised, or been treated as having exercised, an option to tax in respect of the Property as mentioned in Clause 4.1.1; and

4.1.3	no part of the supply of the Property to the Purchaser will comprise a supply within any of sub-paragraphs (a) to (n) of the VAT Act Schedule 9, Group 1, Item 1.]

5	Entry and Apportionments

5.1	Entry

Entry to and vacant possession of the Property will be given on the Date of Entry.

5.2	Apportionments

5.2.1	All outgoings for the Property (other than rates) will be apportioned as at Completion on an equitable basis.

5.2.2	Within 5 Business Days after Completion, the Seller or the Seller’s Solicitors will advise the local authority of the change of ownership of the Property so that any apportionment of rates can be carried out by the local authority.

6	Disclosed Documents

6.1	Subject to Clause 8 the Purchaser accepts that it is purchasing the Property on the basis that it has satisfied itself on the validity and marketability of the Seller’s title to the Property.

6.2	Clause 6.1will override any other provision of the Missives apparently to the contrary.

3 May 2018	Page 5

7	Title

7.1	Encumbrances

7.1.1	So far as the Seller is aware there are no Encumbrances affecting the Property other than as disclosed to the Purchaser prior to the Date of Entry. It is anticipated that the Seller will register a Deed of Conditions relating to the Site and that the title to the Property will be subject to the conditions stated in such Deed of Conditions.

7.1.2	The Property is sold with and under the Encumbrances affecting the Property whether specified or referred to in the Title Deeds or not.

7.2	Minerals

The minerals are included in the sale to the extent to which the Seller has any right to them.

7.3	Possession

The Seller confirms that it is currently in possession of the Property and has been in possession of the Property openly, peaceably and without judicial interruption for a continuous period of at least one year.

7.4	Advance Notices

7.4.1	The Seller will apply to the Keeper for an Advance Notice for the Disposition, in the form adjusted with the Purchaser, to be either (i) entered on the application record for the Property or (ii) recorded in the Register of Sasines no earlier than [5] Business Days prior to the Date of Entry. The cost of the Advance Notice for the Disposition will be met by the Seller.

7.4.2	The Seller consents to the Purchaser applying to the Keeper for Advance Notices for any deeds which the Purchaser intends to grant in relation to the Property. The cost of any Advance Notices which the Purchaser applies for will be met by the Purchaser.

7.4.3	If the Seller rescinds the Missives in the circumstances set out in Clause 3.3(Cancellation of Sale) the Purchaser consents to the discharge of the Advance Notice for the Disposition and the Purchaser confirms that it will immediately discharge at its own cost any Advance Notice submitted by it if requested to do so by the Seller.

7.4.4	If Completion is likely to occur after the Date of Entry, the Seller, if requested to do so by the Purchaser, will apply for a further Advance Notice for the Disposition, in the form adjusted with the Purchaser, and the cost of any additional Advance Notices will be met:

(a)	by the Seller, if the delay in settlement is due to any failure or breach by or on behalf of the Seller to implement its obligations under the Missives on time; or

(b)	by the Purchaser, if the delay in settlement is due to any failure or breach by or on behalf of the Purchaser to implement its obligations under the Missives on time.

7.4.5	The Seller’s Solicitors will not provide any letter of obligation which undertakes to clear the records of any deed, decree or diligence.

3 May 2018	Page 6

7.5	Land Register Requirements

7.5.1	Subject to Clause 7.5.2 the Seller will deliver to the Purchaser, on demand from time to time and at the Seller’s expense, such documents and evidence as the Keeper may require to enable the Keeper to update or create (as the case may be) the Title Sheet of the Property to disclose the Purchaser (or its nominees) as the registered proprietor of the whole of the Property. Such documents will include:

(a)	a plan or bounding description sufficient to enable the Property to be identified on the cadastral map; and

(b)	evidence (such as a plans report) that (i) the description of the Property in the Title Deeds is habile to include the whole of the occupied extent and (ii) there is no conflict between the extent of the Property and any registered cadastral units.

7.5.2	After Completion, the Seller will deliver such documents and evidence as are specified in Clause 7.5.1 only if the Disposition is presented for registration not later than 14 days after Completion.

7.5.3	If the application for registration of the Disposition is rejected by the Keeper, then the Seller will co-operate with the Purchaser and, at the Purchaser’s expense, do such acts and things (including obtaining a further Advance Notice), execute such deeds and documents and deliver such documents and evidence as may be required to enable the Keeper to update or create (as the case may be) the Title Sheet of the Property to disclose the Purchaser (or its nominees) as the registered proprietor of the whole of the Property.

7.6	Trust Clause

If the Seller is a company and if requested in writing by the Purchaser at least 3 Business Days prior to the Date of Entry, the Disposition will incorporate a declaration that the Seller will hold the Property as trustee for the Purchaser and its successors, until the Keeper has created or updated (as the case may be) the Title Sheet of the Property to disclose the Purchaser (or its nominees) as the registered proprietor of the whole of the Property.

8	Completion

At Completion the Purchaser will pay the Price (and any VAT on the Price) to the Seller in terms of Clause 3.1 and, in exchange, the Seller will deliver to the Purchaser:

8.1	Disposition

the Disposition duly executed by the Seller;

8.2	Title

all necessary links in title evidencing the Seller’s exclusive ownership of the Property;

8.3	Legal Reports

8.3.1	a legal report brought down to a date as near as practicable to Completion which report will show:

(a)	no entries adverse to the Seller’s interest in the Property;

3 May 2018	Page 7

(b)	the Advance Notice for the Disposition; and

(c)	no other Advance Notices other than those submitted by the Purchaser;

8.3.2	a search in the RCIL brought down as near as practicable to Completion showing nothing prejudicial to the ability of the Seller validly to transfer title to the Property to the Purchaser or its nominees.

8.4	Charges Searches

searches in the register of charges and company file of the Seller [(including a search to identify the directors and the secretary of the Seller as at the date of signing the Disposition)] from the date of its incorporation or the date of inception of the register (whichever is the later) brought down:

8.4.1	as near as practicable to Completion; and

8.4.2	within 3 months following Completion, to a date at least thirty six days after Completion in both cases disclosing no entry prejudicial to the Purchaser’s [or its nominees’] interest but the Seller’s Solicitors will not provide a letter of obligation in respect of the updated search in the register of charges and company file;

8.5	Discharge / Deed of Restriction

a deed of restriction duly executed by the heritable creditor in any standard security affecting the Property together with completed and signed application forms for recording/registration and payment for the correct amount of recording/registration dues;

8.6	Letter of Consent and Non-crystallisation

a letter of consent and non-crystallisation in the holder’s usual form (releasing the Property from charge or otherwise in terms that confer a valid title on the Purchaser [or its nominees] subject to compliance with any time limit for registration of the Purchaser’s title) in respect of the transaction envisaged by the Missives from each holder of a floating charge granted by the Seller;

8.7	Other Documents

any other deeds and documents to be delivered to the Purchaser on or before Completion in terms of the Missives.

9	Post Completion

Provided that the Disposition presented for registration prior to the earlier of 14 days after Completion and the date of expiry of the last Advance Notice registered in relation to the Disposition in terms of Clause 7 the updated or newly created Title Sheet of the Property will contain no exclusion or limitation of warranty in terms of Section 75 of the 2012 Act and disclose no entry, deed or diligence (including any charging order under the Buildings (Recovery of Expenses) (Scotland) Act 2014 or any notice of potential liability for costs registered under the Tenements (Scotland) Act 2004 or the Title Conditions (Scotland) Act 2003) prejudicial to the interest of the Purchaser [or its nominees] other than such as are created by or against the Purchaser [or its nominees] or have been disclosed to, and accepted in writing by, the Purchaser or its nominees prior to Completion.

3 May 2018	Page 8

10	Damage or Destruction

10.1	Risk of damage to or destruction of the Property will not pass to the Purchaser until Completion.

10.2	If prior to Completion the Property sustains damage (whether insured or otherwise) which at common law would entitle a hypothetical tenant under a hypothetical lease of the Property to an abatement of rent of an amount exceeding 20% of the rent, either party will be entitled to resile from the Missives without penalty on delivery of written notice to that effect to the other’s solicitors no later than midday on the date on which Completion is due to take place, time being of the essence.

10.3	If there is any dispute as to whether the Property has suffered such damage, the matter will be referred to the decision of an independent surveyor, who will act as an expert, appointed, failing agreement, by the Chair of the RICS in Scotland on application by either party. The independent surveyor’s decision will be binding on the parties. If the independent surveyor dies, delays or becomes unwilling or incapable of acting then either the Seller or the Purchaser may apply to the Chair to discharge that independent surveyor and appoint a replacement. The fees and expenses of the independent surveyor and the cost of appointment are payable by the Seller and the Purchaser in the proportions which the independent surveyor directs and if no direction is made equally.

10.4	Subject to Clause 10.2, if the Property is damaged or destroyed by an insured risk prior to Completion, the Seller’s responsibility to the Purchaser, at Completion, will be:

10.4.1	to pay to the Purchaser the insurance proceeds received by the Seller to the extent that they have not been spent on reinstatement; and

10.4.2	to assign its rights in respect of the insurance proceeds specified in Clause 10.4.1to the Purchaser.

11	Statutory Matters

11.1	Statute

The Purchaser is deemed to have satisfied itself on the application of all statute and statutory regulations and rules in so far as affecting or relating to the Property and, except as expressly provided for in the Missives, the Seller gives no warranties or assurances on such matters.

11.2	Statutory Repairs Notices

Any local authority statutory repairs notices (other than any notice or requirement of any Environmental Authority made pursuant to the Contaminated Land Regime) affecting the Property which are issued prior to Completion will as between the Purchaser and the Seller be the responsibility of the Seller except to the extent that they are instigated by or with the authority of the Purchaser. Liability under this Clause will subsist until met and will not be avoided by the issue of a fresh notice.

3 May 2018	Page 9

12	Access

Access to the Property prior to the Date of Entry will be given to the Purchaser, its surveyors and other professional advisers for all reasonable purposes (including examining the Property), provided that the Purchaser will ensure that in doing so they:

12.1	comply with the Seller’s reasonable requirements; and

12.2	exercise reasonable restraint and make good all loss, injury and damage caused to the Property.

13	General

13.1	Complete Agreement

The Missives (including the annexations) will represent and express the full and complete agreement between the Seller and the Purchaser relating to the sale of the Property at the Conclusion Date and will supersede any previous agreements between the Seller and the Purchaser relating to it. Neither the Seller nor the Purchaser has been induced to enter into the Missives on account of any prior warranties or representations.

13.2	Exclusion of Third Party Rights

The Missives do not create any rights in favour of third parties under the Contract (Third Party Rights) (Scotland) Act 2017 to enforce or otherwise invoke any provision of the Missives.

14	Supersession

The provisions of the Missives (other than Clauses 3.3, 7.5 and 8 which will remain in full force and effect until implemented) in so far as not implemented by the granting and delivery of the Disposition and others, will remain in full force and effect until the earlier of:

14.1	the date when such provisions have been implemented; and

14.2	one year after the Date of Entry in so far as they are founded on in any court proceedings which have commenced within such one year period.

15	[Assignation

The Purchaser may not (whether at common law or otherwise):

15.1	assign, transfer, grant any fixed security over, hold on trust or deal in any other manner with the benefit of the whole or any part of its interest in the Missives;

15.2	sub-contract any or all of its obligations under the Missives; nor

15.3	purport to do any of the foregoing.]

16	Proper Law and Prorogation

The Missives and the rights and obligations of the Seller and the Purchaser will be governed by and construed in accordance with the law of Scotland and the Seller and the Purchaser will be deemed to have agreed to submit to the non-exclusive jurisdiction of the Scottish courts.

IN WITNESS WHEREOF:

FIRST CAPITAL REAL ESTATE ANGUS LIMITED / LLP

Signed:

3 May 2018	Page 10

Name:

Date:

MICHAEL BARTOW FORBES

Signed:

Name:

Date:

3 May 2018	Page 11

Schedule

This is the Schedule referred to in the foregoing offer by [                    ] (on behalf of [ ]) to [            ] (on behalf of [ ] in respect of [        ]

Part 1 – Plan

3 May 2018	Page 12

PART 11

GOLF WORKS AGREEMENT

Golf Hole Obligations – Turcan Connell outline of requirements 27 March 2018

As part of the developer’s works the developer would

Reinstate the 2 relevant holes on the existing 9 hole course at Forbes of Kingennie Country Resort lying within Area B on the attached plan phased to ensure that at all times 9 holes of an acceptable and commensurate standard are available for use on the existing course at FOKCR throughout the development of the Property (the subjects of sale). The construction of the 2 new holes would commence and be completed ahead of work which would close the 2 existing holes.

It was also agreed in respect of the developer’s works , which included the construction of infrastructure and service media to serve the golf course, the fulfilment of the obligations of the s75 Agreement and the planning conditions relative to the development as a whole and the completion of works so as to permit the development of the residential land and the construction of the residential units, that

●	The Developer’s Works will be carried out having regard to the following criteria (i) the construction of the two “new” holes on the existing 9-hole golf course within Area B will commence and be completed ahead of work which would close the two existing holes;(ii) adequate notice will be given of any work on power cables which would interrupt the power supply to any of the Sellers other properties; (iii) the Developer will use all reasonable endeavours to carry out the Developer’s Works without causing interruption to or interference with any wedding or other functions scheduled to take place at the Forbes of Kingennie Country Resort; and (iv) the Developer will procure that the Building Contractor mitigates where possible the impact of all development and works on the Property which are likely to create dust or noise pollution and with due regard to safeguarding those persons neighbouring the Property and any guests or employees of the Sellers including guests of the Forbes of Kingennie Country Resort. Insofar as either of the said holes is not comprised within the Property, the Sellers shall procure that the Developer is granted a licence to enter and carry out the works in terms to be agreed both parties acting reasonably having regard to the works required and the timescales within such works require to be undertaken and completed.

●	The Developer will enter into the Building Contract for the Developer’s Works with a reputable building contractor which is competent and experienced in projects of a similar nature to the Developer’s Works and will provide the Sellers with a certified copy of the complete fully executed Building Contract within 14 days of it being executed.

●	The Developer will not permit the Building Contractor or any other contractor to access the Property or to commence work on the Property unless and until the Building Contract has been entered into in accordance with this clause [ ].

●	The Developer will enter into the Appointment Agreements, or will ensure that the Building Contractor enters into the Appointment Agreements in a form to be approved by the Seller acting reasonably having regard to their interest in the Developer’s Works for the Developer’s Works with each of the Professional Team who are to be reputable consultants who are competent and experienced in projects of a similar nature to the Developer’s Works, prior to or at the same time as the appointment of the Building Contractor and will provide the Sellers with a certified copy of each complete fully executed Appointment Agreement within 14 days of the relevant Appointment Agreement being signed.

●	The form of Building Contract to be entered into by the Developer in respect of the Developer’s Works will be in a form to be approved by the Sellers acting reasonably having regard to their interest in the Developer’s Works and to include the requirement for a performance bond for 10% of the Contract Sum which is to be freely assignable and an absolute obligation on the Building Contractor to provide a Collateral Warranty in favour of the Sellers, an obligation on the Building Contractor to procure Collateral Warranties from any sub-contractors with design responsibility in favour of the Developer.

3 May 2018	Page 1

●	The Developer will procure and deliver to the Sellers a Collateral Warranty in respect of the Developer’s Works, in a form to be approved by the Sellers acting reasonably having regard to their interest in the Developer’s Works, by the Building Contractor in favour of the Sellers, fully executed in a self proving manner by the Building Contractor, within 28 days of the Building Contract being executed and such Collateral Warranty is to include an obligation on the Building Contractor to allow the Sellers to step-in to the Building Contract in place of the Developer if so permitted in terms of clause [ ].

●	The Developer is to procure and deliver to the Sellers, Collateral Warranties in respect of the Developer’s Works, in a form to be approved by the Sellers, by each of the Professional Team in favour of the Sellers, fully executed in a self proving manner by the respective consultant, within 28 days of the relevant Appointment Agreement being executed and such Collateral Warranties are to include an obligation on the consultant to allow the Sellers to step-in to the respective Appointment Agreement in place of the Developer if so requested by the Sellers.

●	It is acknowledged by the Sellers that all step in rights and assignation of the Performance Bond and assignation of sub-contractor Collateral Warranties will rank behind any principal funders providing funding for the Golf Course Development who will be permitted in terms of all agreed documentation to step in to any agreement first with a view to rectifying any breaches of the agreements and completing the Golf Course Development and Developer’s Works.

●	The collateral warranties to be procured by the Developer in favour of the Sellers in terms of this clause [ ], shall be in terms no less onerous on the grantor of such collateral warranties than the terms of any collateral warranties granted by them in favour of any funder of the Developer.

●	The Developer will allow the Monitoring Surveyor, if appointed by the Sellers, access to the Property for the purpose of inspecting and monitoring the Developer’s Works.

●	The Developer shall keep the Monitoring Surveyor, if appointed by the Sellers, or the Sellers fully appraised of the progress of the Developer’s Works, notified of all site meetings and sent copy minutes of the same as soon as reasonably practicable after such meetings and shall invite the Monitoring Surveyor and the Sellers to attend all such meetings.

●	If the Sellers or the Monitoring Surveyor makes any representations and/or requests concerning the Developer’s Works which are proper and in line with the Sellers interest in the Residential Land, the Developer shall be obliged to take due account of such representations and amend the carrying out of the Developer’s Works accordingly to comply with the terms of this Agreement. The Monitoring Surveyor will not instruct the Building Contractor directly.

3 May 2018	Page 2

●	Practical Completion

●	The Developer shall give the Sellers five Working Days notice of the date upon which the Employer’s Agent intends to inspect the Developer’s Works in advance of the issue of the Statement of Practical Completion.

●	Within the period of 10 Working Days commencing with the date of receipt by the Sellers of the notice referred to in clause [ ], the Sellers may inspect the Developer’s Works and may give notice to the Developer either:

●	advising the Developer of any defects in the Developer’s Works, in which case clauses [ ] and [ ] will apply, or

●	confirming that the Sellers have no objection to the Employer’s Agent issuing the Statement of Practical Completion.

On receipt of a notice as is referred to in clause [ ], the Developer shall ensure the carrying out and completion of all remedial or additional works notified therein at the cost of the Developer as soon as reasonably practicable so as to enable the Employer’s Agent to issue the Statement of Practical Completion or in the event of a dispute refer the matter to Independent Surveyor in terms of Clause [ ].

Nothing in this clause shall operate so as to fetter the Employer’s Agent’s discretion, independence and professional judgement in relation to issuing the Statement of Practical Completion but as between the Developer and the Sellers, a Statement of Practical Completion which is issued without the Developer having complied with this clause [ ] shall be deemed for the purposes of this Agreement to be referred to dispute in terms of Clause [ ] as between the Sellers and the Developer.

●	Dispute of Development Works

In the event of there being any dispute between the Sellers and the Developer as to whether the Statement of Practical Completion has been properly issued then, within 5 Working Days of their receipt of Statement of Practical Completion or a certified true copy thereof, the Sellers (time being of the essence) may by notice to the Developer call for the matter to be referred to an Independent Surveyor who will accept as a condition of his appointment that he shall give a decision within 5 Working Days of his appointment and who shall require to determine the date upon which it would have been proper and reasonable for the Employer’s Agent to have issued the Statement of Practical Completion. The Independent Surveyor will act as an expert and will consider any representations made to him within such 5 Working Day Period and his fees and expenses shall be borne as he shall direct. If the Sellers fail to give such timeous notice, and provided that the Developer has complied with the provisions of clause [ ] then the Sellers will be deemed to be satisfied that the Statement of Practical Completion has been properly issued

If the Independent Surveyor determines that Statement of Practical Completion issued by the Employer’s Agent was incorrectly issued, the Independent Surveyor shall specify any additional works required and/or the defects in the Developers Works required to be remedied to enable the Statement of Practical Completion to be issued and the Developer will procure that such additional works are carried out and defects remedied with all possible speed.

Within the definition of development works it might also be best to include the obligation to service the plot which Mike has the right to buy with all  infrastructure and service media required for the beneficial occupation and use of any house to be built  on the plot, to include all drainage, water telecoms pipes, cables, sewers, drains and ancillary equipment with gas (if available), electricity, water, drainage, sewerage and the construction of roads for access and egress from the plot

3 May 2018	Page 3

PART 12

CONSTRUCTION WARRANTIES UNDERTAKING

CONSTRUCTION WARRANTY UNDERTAKING

Between

FIRST CAPITAL REAL ESTATE [ANGUS] [LIMITED] [LLP] [ a company incorporated under the Companies Act (Registered No: [               ] [a limited liability partnership incorporated under the Limited Liability Partnership Act 2000 (registered number [     ])] and having their Registered Office at [1 George Square, Glasgow, G2 1AL] (hereinafter called “FC Angus”)

and

[ALISTAIR GRAHAM FORBES and CYNTHIA BARTOW or FORBES, residing together at Omachie, Kingennie, Angus and MICHAEL BARTOW FORBES residing at Omachie, Newbigging, Angus, the partners of and trustees for the firm of AGM Forbes having a place of business at Omachie, Newbigging, Angus] (who [and whose successors as partners of and trustees for the said firm] are hereinafter called “Forbes”)

Whereas

WHEREAS, FC Angus has acquired the Site from, inter alia, Forbes and FC Angus has continuing obligations under the Contribution Agreement (hereinafter defined);

WHEREAS, FC Angus has granted Forbes a standard security over the Site in security for performance of those continuing obligations under the Contribution Agreement;

IT IS AGREED AS FOLLOWS:

1	Definitions and Interpretation

In this agreement;

1.1	“Appointments” means the letters or contracts of appointment in respect of the Developer’s Works entered into or to be entered in to with, if applicable, each of the Architect, the Employer’s Agent, the Structural Engineer, the M&E Engineers, the Quantity Surveyors, the Landscape Architect, the Highways Engineer and the CDM Co-ordinator;

1.2	“Architect” means the consultant appointed as architect and lead consultant being a suitably qualified firm of architects as may be employed or instructed by the FC Parties to be the architect in connection with the Developer’s Works;

1.3	“Building Contract” means the building contract to entered into by the FC Parties and the Building Contractor;

1.4	“Building Contractor” means such reputable and suitably qualified building contractor demonstrably capable of carrying out the Developer’s Works as the FC Parties may appoint to carry out the Developer’s Works;

1.5	“Site” means All and Whole the subjects at Shank of Omachie extending to approximately [ ] hectares ([ ] acres) being the subjects delineated in red on the plan annexed hereto;

1.6	“CDM Co-ordinator” such reputable and suitably qualified CDM co-ordinator as may be employed or instructed by the FC Parties in connection with the Developer’s Works;

1.7	“CDM Regulations” means the Construction (Design and Management) Regulations 2007 and any Code of Practice issued thereunder;

1.8	“Construction Documents” means the Building Contract and the Appointments;

1.9	“Contribution Agreement” means the agreement among the FC Parties and (1) Michael Bartow Forbes, (2) Alistair Graham Milne Forbes and Cynthia Bartow or Forbes and Michael Bartow Forbes as partners of and trustees of the firm AGM Forbes having a place of business at Omachie, Newbigging, Angus and (3) Shank of Omachie Limited incorporated under the Companies Act (registered number SC405992) having its registered office at Princes Exchange, 1 Earl Grey Street, Edinburgh, EH3 9EE dated [ ]

1.10	“Date of Practical Completion” means the date of practical completion of each of (and in the last of) the elements of the Works as confirmed in the Certificate of Practical Completion;

1.11	“Defects” means all defects, shrinkages or other faults in the Works that appear prior to or during the Defects Liability Periods under the Building Contract and the Infrastructure Building Contract (Phase 2b) and which are the responsibility of the Building Contractor under the Building Contract and the Infrastructure Building Contract (Phase 2b) (as the case may be);

1.12	“Defects Liability Period” means the period of 12 months commencing on each Date of Practical Completion, being the period for making good of all Defects in the Works arising for rectification by the Sellers during the defects liability or rectification period under the Building Contract;

1.13	“Developer’s Works” means the works to be carried out by or on behalf of the FC Parties in relation to the development of a hotel, golf course and residential properties on the Site or part of those works;

1.14	“Employer’s Agent” means the consultant appointed as employers agent and project manager, being such reputable and suitably qualified firm of employer’s agents and project managers as may be employed or instructed by the FC Parties to be the Employer’s Agent in connection with the Developer’s Works;

1.15	“Landscape Architect” means such reputable and suitably qualified firm of landscape architects as may be employed or instructed by the FC Parties to be the landscape architects in connection with the Developer’s Works;

1.16	“M&E Engineers” means such reputable and suitably qualified mechanical and electrical engineers from time to time appointed by the FC Parties in connection with the

1.17	“Practical Completion” means the Developer’s Works reaching such a stage of completion as would allow the Employer’s Agent in accordance with the normal standards of his profession properly to issue a certificate of practical completion in respect of the Developer’s Works;

1.18	“Professional Team” means the Architect, the Employer’s Agent, the Structural Engineer, the M&E Engineers, the Quantity Surveyors, the Landscape Architect, and the CDM Co-ordinator and any other professional and reputable consultants as are relevant to and may be appointed by the FC Parties in connection with the Developer’s Works;

1.19	“Quantity Surveyors” means such reputable and suitably qualified firm of quantity surveyors as may be employed or instructed by the FC Parties in connection with the Developer’s Works;

1.20	“Structural Engineer” means the such suitably qualified firm of structural engineers as may be employed or instructed by the FC Parties in connection with the Developer’s Works;

1.21	“Warranty Agreements” means collateral warranties in favour of the [Forbes](or their nominees) and collateral warranties in each case validly signed and in the terms set out in each of the Construction Documents by each Consultant or Contractor engaged under each of the Construction Documents (which for the avoidance of doubt shall include the Building Contractor and each member of the Professional Team in respect of each of the Developer’s Works;

1.22	“Works Commencement Date” means the date of commencement of the Developer’s Works;

1.23	“Working Day” means from Monday to Friday inclusive throughout the year apart from:

1.23.1	any days which are official public holidays within the cities of Aberdeen, London, Glasgow and Edinburgh, and

1.23.2	any days which are official bank holidays throughout the whole of Scotland and/or England;

2	Building Contract and Professional Appointments

If, and for so long as the FC parties continue to have obligations to convert or redeem OP Units in accordance with the provisions of the Contribution Agreement the following provisions will apply:

2.1	The FC Parties shall, [prior to commencement of the Developer’s Works] enter into the Building Contract in respect of the Developer’s Works and (insofar as not previously done) the Appointments and thereafter forthwith deliver to Forbes certified true copies of each of the Construction Documents together with the Warranty Agreements.

2.2	Once entered into, the FC parties shall not terminate, suspend or determine any party’s engagement under, or make any addition, alteration, modification and/or variation to, the Construction Documents without the Forbes’ prior written approval (such approval not to be unreasonably withheld or a decision thereon unreasonably delayed and provided always that Forbes shall take due account of the FC Parties’ obligations under the Construction Documents such that the FC parties shall not (due to the terms of this Agreement) be required to breach the terms thereof.

2.3	The FC Parties shall at all times use its reasonable endeavours to :-

2.3.1	comply with and implement its obligations under the Building Contract and make or procure that there is made payment of all payments due thereunder and the discharge of all obligations on its part thereunder, when due;

2.3.2	comply with and implement its obligations under and in terms of the Appointments; and

2.3.3	procure that all members of the Professional Team, the Building Contractor and each of the Sub-Contractors comply at all times with the terms of their respective obligations under the Construction Documents and the sub-contracts for each of the Sub-Contractors, including without limitation until the end of the Defects Liability Period (or, if later, the date of issue of a Certificate of Making Good Defects).

2.4	The FC Parties shall comply with the terms of the Construction Documents and the sub-contracts for each of the Sub-Contractors at all times and shall not do anything which would enable any member of the Professional Team and/or the Building Contractor or Sub-Contractors to treat any of the relevant Construction Documents or the Sub-Contracts as aforesaid as terminated or suspended and/or their engagement as determined.

2.5	The FC Parties undertake not to waive or release of any member of the Professional Team or Building Contractor from their respective obligations and/or liabilities under the Construction Documents. The Sellers further undertake not to settle any accounts, claims or proceedings (whether adjudication, litigation or other) arising out of, or in connection with the Developer’s Works in a manner which would adversely affect Forbes’ interest under the Warranty Agreements to be granted in their favour.

2.6	In the event of the termination of the Building Contract and/or any of the Appointments (or determination of any party’s engagement thereunder) (the FC Parties being obliged to terminate or procure the termination of same in the event that any of the Building Contractor or any member of the Professional Team enters into any composition with their creditors or becomes apparently insolvent or sequestrated or (being a company or a Limited Liability Partnership) goes into liquidation whether compulsory or voluntary (other than a voluntary liquidation when solvent for the purpose of amalgamation or reconstruction) or has a receiver appointed in respect of any part of the relevant party’s undertaking or have an administrator appointed or make a proposal for a company voluntary arrangement under Part 1 of the Insolvency Act 1986) the FC parties shall and shall procure that the Building Contractor and Drum 4 (as the case may be) as soon as practicable thereafter appoint substitutes on substantially the same terms and conditions as the contractor or consultant that the new party is replacing. The FC Parties shall provide Forbes with collateral warranties from each such substitute in favour of the Forbes in each case validly executed and in the terms set out in the building contract or appointment agreement entered into in accordance with this Condition together with a certified true copy of the concluded appointment agreement or building contract.

3	Assignation

Each Party may not (whether at common law or otherwise):

3.1	assign, transfer, grant any fixed security over, hold on trust or deal in any other manner with the benefit of the whole or any part of its interest in this Agreement;

3.2	sub-contract any or all of its obligations under this Agreement; nor

3.3	purport to do any of the foregoing.

4	Proper Law and Prorogation

This Agreement and the rights and obligations of the FC Angus and Forbes will be governed by and construed in accordance with the law of Scotland and the FC Angus and Forbes will be deemed to have agreed to submit to the non-exclusive jurisdiction of the Scottish courts.

IN WITNESS WHEREOF:

Turcan Connell Comments

1.	FC Angus are to provide Forbes with Collateral Warranties by the Consultants which make up the Professional Team and the Contractor. It is not clear whether there will be any significant Sub-Contractors but we imagine there will be and Sub-Contractors are mentioned towards the end and so we think there should also be a requirement for Collateral Warranties from any Design Sub-Contractors (defined as “any Sub-Contractors engaged in relation to the Development carrying out any element of design”).

2.	The document does not specify what form any of the documents will be in. On the assumption that these are not yet drafted or are at a very early stage, the easiest way to deal with this is to say “in a form to be approved by Forbes”.

3.	Even with an approval right over the form of documents, we should also say that the Building Contract and Appointments (and Sub-Contractor Collateral Warranties) are to include a requirement to maintain Professional Indemnity insurance of a level to be approved by Forbes and step-in rights in favour of Forbes. (I am assuming Mike will want step-in rights in case it all goes wrong but I need to discuss?).

4.	For the Professional team Appointments, as the Consultants will be engaged before any work starts on site we should state a timescale for the Appointments to be in place (and certified copies of the fully executed Appointments provided) such as within XX weeks of this Agreement being signed or for any who are not appointed at the date of this Agreement within 2 weeks of them being appointed.

5.	Definitions of the Contractor and Professional Team Consultants we should add something to say “or any replacement” in case there is a change for any reason.

6.	Definition of Contractor we should say “or any other contractor engaged in relation to the development” in case there are other minor direct contracts which come along as the project develops.

7.	Definition of Warranty Agreements in line 2 delete “and Collateral Warranties” as I think it is a duplication.

8.	Definition of Appointments – delete the list of roles and just say “Professional Team”.

9.	Should the references to FC Parties be to FC Angus?

10.	I think there is a later version of the CDM Regulations ; will check.

11.	Definition of Practical Completion should also refer to the date of PC under the building contract to avoid two different PC dates occurring.

12.	Definition of Building Contract refers to one building contract but in one other definition there is another contract mentioned, the Infrastructure Building Contract (Phase 2B). Would there be another building contract for infrastructure and if so we have to discuss whether Forbes are to have construction rights in relation to that?

13.	Are Forbes to have a their own Monitoring Surveyor?

14.	We need to consider how to define long stops dates etc. if they are to be dealt with in the main development agreement we don’t need to be covered in this document. iF not we need to agree suitable wording

15.	We need to check with Mike if there any particular concerns which he has such as approval of certain things or ways in which the work is to be carried out.

PART 13

NOT USED

PART 14

NOT USED

PART 15

CONDITIONS RELATING TO THE GRANT OF THE LEASE (“Lease Conditions”)

The following terms and conditions shall apply to the grant of the Lease at the Closing Date pursuant to Section 2.2 of Article II of this Agreement.

1.	Definitions and Interpretation

1.1	In the Lease Conditions:-

“Automatic Plot Registration” means first registration of the Landlords’ title to the Contributed Property triggered by the grant of the Lease in terms of Sections 21(2)(b), 24(2), 25 and 30 of the 2012 Act;

“Lease Completion” means the Closing Date or, if later, the date when the lease of the Contributed Property is completed in terms of these Lease Conditions;

“Lease” means the lease of the Contributed Property granted to the Tenant in terms of a lease in a form to be agreed between the FC Parties and the Contributor prior to expiry of the Investigation Period;

“Lease Conditions” means the conditions contained in this Part of the Schedule;

“Lease Period” means the period of 175 years commencing on the Term Commencement Date;

“Relevant Date” means the later of:

(a)	the Term Commencement Date; and

(b)	the date on which the Contributor duly executes the Lease;

“Rent” means ONE POUND (£1) Sterling per annum (exclusive of any VAT);

“Tenant” means the said [     ];

“Term Commencement Date” means the date when Lease Completion occurs;

1.2	In the Lease Conditions, unless otherwise specified or the context otherwise requires:-

1.2.1	any word or expression which is defined elsewhere in this Agreement shall (unless the contrary is expressed in the Disposition Conditions) have the same meaning when used in the Disposition Conditions and any word or expression which is defined in this Part of the Schedule and not otherwise defined in any other part of this Agreement shall have the meaning defined in this Part of the Schedule if it is used in any other part of this Agreement;

1.2.2	any reference to a Clause is a reference to a clause without further amplification is a reference to a clause of these Lease Conditions.

1.3	The headings in the Lease Conditions are included for convenience only and are to be ignored in construing the Lease Conditions.

2.	Lease

2.1	The Lease will be granted for the Lease Period and the Tenant will be given vacant possession of the Contributed Property on the Term Commencement Date.

2.2	The rent payable under the Lease shall be the Rent.

3.	Lease Completion

3.1	On the Closing Date the Contributor will:

3.1.1	deliver to the Tenant the Lease duly executed by the Contributor;

3.1.2	exhibit to the Tenant:

(a)	all necessary links in title evidencing the Contributor’s exclusive ownership of the Contributed Property; and

(b)	the Legal Report in terms of Clause 6.3;

3.1.3	The disclosure in the legal report or searches exhibited of any standard security affecting the Contributed Property or floating charge granted by the Contributor will not be regarded as an entry prejudicial to the valid grant by the Contributor of the Lease provided that the Contributor exhibits to the Tenant on the Closing Date a letter of consent and non-crystallisation from each holder of any such standard security or floating charge in terms of a draft letter to be agreed among the Contributor, the Tenant (both parties acting reasonably) and such holder consenting to the Lease and the transactions envisaged under this Agreement.

3.1.4	Within five Business Days after the date of delivery of the Lease to the Tenant’s solicitors and in any event prior to the Closing Date, the Tenant will:

(a)	duly execute the Lease; and

(b)	send to the Contributor’s solicitors to be held as undelivered pending settlement of this transaction in terms of the Lease Conditions:

(i)	the Lease duly executed by the Tenant; and

(ii)	evidence of the valid execution of the Lease by the Tenant.

3.1.5	If the transaction contemplated by the Lease Conditions is notifiable for LBTT purposes, the Tenant will submit to Revenue Scotland within ten Business Days after the effective date of the transaction a completed and (if necessary) signed notification together with any applicable supplementary forms and the amount of the LBTT (if any) arising from the land transaction contemplated by the Lease Conditions.

3.1.6	If prior to confirmation by way of Revenue Scotland receipt or acknowledgement if issued, or by confirmation from the Tenant’s solicitors’ online LBTT account with Revenue Scotland (“LBTT Confirmation”) rejects the Tenant’s LBTT notification and/or payment, the Tenant will without delay:

(a)	provide the Contributor’s solicitors with a copy of any such rejection and other relevant correspondence; and

(b)	correct the notification and resubmit it and a remittance for the correct amount of the LBTT to Revenue Scotland.

3.1.7	Within five Business Days after the LBTT Confirmation is available, the Tenant will demonstrate to the Contributor’s solicitors that the LBTT Confirmation is available.

3.1.8	The Tenant acknowledges that if they breach the terms of its obligations in Clauses 3.1.5 to 3.1.7 inclusive they will indemnify the Contributor in respect of loss suffered by the Contributor by virtue of such delay.

3.1.9	The Tenant will, within five Business Days after the later of:

(a)	the date of Lease Completion; and

(b)	where the transaction contemplated by the Lease Conditions is notifiable for LBTT purposes, issue of the LBTT Confirmation;

submit the Lease to the Books of Council and Session for registration for preservation and execution and simultaneously to the Land Register of Scotland in accordance with Clause 7.1.

3.1.10	Within five Business Days after receipt the Tenant will deliver to the Contributor, for its retention, two extracts of the Lease.

4.	Application of Lease Provisions

4.1	Pending the Lease being executed by the Contributor and the Tenant the whole provisions of the Lease will be, in so far as applicable and subject to the whole terms of the Lease Conditions, enforceable by and against the Parties from the Term Commencement Date.

5.	Disclosed Documents

5.1	Subject to Clause 6 the Tenant is deemed to have examined the Disclosed Documents and accepts the Lease on the basis that it has satisfied itself on all matters disclosed in them and on the validity and marketability of the Contributor’s title to the Contributed Property.

6.	Title

6.1	Subject to Clauses 6.2 to 6.3 (both inclusive), the Tenant confirms and accepts that the Contributor’s title to the Contributed Property is valid and marketable.

6.2	In relation to Title Encumbrances:

6.2.1	so far as the Contributor is aware, there are no Title Encumbrances affecting the Contributed Property other than those (a) existing at the Closing Date and disclosed to and accepted by the FC Parties (b) arising from the implementation of this Agreement and (c) otherwise disclosed to and accepted by the FC Parties; and

6.2.2	the Contributed Property is leased with and under the Title Encumbrances affecting the Contributed Property whether specified or referred to in the title deeds of the Contributed Property or not.

6.3	On or before the Closing Date and, if later, the Relevant Date the Contributor will exhibit to the Tenant a legal report in respect of the Contributed Property brought down to a date as near as practicable to the Closing Date showing (subject to Clause 6.1) no interest or entry prejudicial to the valid grant by the Contributor of the Lease and a legal continuation report brought down to a date as near as practicable to the Relevant Date which report will show:

6.3.1	the Barclays Securities and the King Security;

6.3.2	(subject to Clause 6.1 and Clause 6.3.1) no interest or entry prejudicial to the valid grant by the Contributor of the Lease;

6.3.3	the Advance Notice for the Lease; and

6.3.4	no other Advance Notices other than those submitted by the Tenant;

6.4	If the Contributor is a limited company, on or before the Closing Date and, if later, the Relevant Date the Contributor will exhibit to the Tenant searches in the register of charges and company file against the Contributor (including a search to identify the directors and the secretary of the Contributor as at the date of signing the Lease) from the date of their incorporation or the date of inception of the register (whichever is the later) brought down:

6.4.1	as near as practicable to the Closing Date or the Relevant Date (as the case may be); and

6.4.2	within three (3) months following the Relevant Date, to a date at least thirty six (36) days after the Relevant Date in both cases disclosing no entry prejudicial to the valid grant by the Contributor of the Lease but the Contributor’s solicitors will not provide a letter of obligation in respect of the updated search in the register of charges and company file.

6.5	The cost of the legal reports and search reports being the responsibility of the Contributor.

Advance Notices

6.6	In relation to Advance Notices:

6.6.1	The Contributor will apply to the Keeper for an Advance Notice for the Lease, in the form adjusted with the Tenant, to be entered on the application record for the Contributed Property no earlier than five Business Days prior to the Closing Date. The cost of the Advance Notice(s) for the Lease will be met by the Contributor.

6.6.2	The Contributor will prior to the expiry of the Advance Notice for the Lease apply for a further Advance Notice for the Lease, in the form adjusted with the Tenant, and the cost of any additional Advance Notices will be met by the Tenant.

6.6.3	The Contributor consents to the Tenant applying to the Keeper for Advance Notices for any deeds which the Tenant intends to grant in relation to the Contributed Property. The cost of any Advance Notices which the Tenant applies for will be met by the Tenant.

6.6.4	If the Contributor rescinds this Agreement the Tenant consents to the discharge of the Advance Notice for the Lease and the Tenant confirms that it will immediately discharge at its own cost any Advance Notice submitted by it if requested to do so by the Contributor.

6.6.5	The Contributor’s solicitors will not provide any letter of obligation which undertakes to clear the records of any deed, decree or diligence.

6.7	The disclosure in the legal report or searches exhibited of any standard security or floating charge granted by the Contributor will not be regarded as an entry prejudicial to the valid grant by the Contributor of the Lease provided that the Contributor exhibits to the Tenant on the Closing Date a letter of consent and non-crystallisation in the holder’s usual form consenting to the transaction envisaged by the Lease Conditions from each holder of any such standard security or floating charge.

7.	Registration of the Lease and Land Register Requirements

7.1	The Tenant will be responsible for dealing with the simultaneous registration of the Lease in the Books of Council and Session and the Land Register of Scotland and will deliver to the Contributor within ten Business Days after receipt by the Tenant:

7.1.1	a copy of the Keeper’s email acknowledgement of receipt for the application; and

7.1.2	a copy of the Keeper’s confirmation that the application has been accepted, with a PDF version of the lease title sheet showing the registration in the name of the Tenant of the tenant’s interest under the Lease.

7.2	If Automatic Plot Registration applies:

7.2.1	the Contributor will, at their own cost, deliver to the Tenant prior to the Closing Date (and, after that, on reasonable request) all documents, information and evidence which are required;

(a)	to satisfy the Keeper that, as at the date of the Tenant’s application for registration of the Lease, the general application conditions in Section 22 of the 2012 Act, and the conditions of registration in Section 25 of the 2012 Act, are met; and

(b)	to enable the Keeper to create a title sheet for the Contributed Property:

(i)	disclosing the Contributor as registered proprietors of the Contributed Property;

(ii)	disclosing all relevant encumbrances and securities affecting the Contributed Property;

(iii)	accurately delineating the Contributed Property on the cadastral map; and

(iv)	containing no exclusion or limitation of warranty.

7.2.2	the Tenant will exhibit to the Contributor, not later than five Business Days prior to the application being submitted, a copy of the completed application form for the Lease, for approval by the Contributor.

7.2.3	the Tenant will submit the application for registration of the Lease in the form approved by the Contributor, along with the appropriate documents and evidence referred to in Clause 7.2.1 and will include the following two email addresses for the Contributor (ns@turcanconnell.com) in the further information section of the application form; and

7.2.4	the Tenant will return to the Contributor any documents and evidence referred to in Clause 7.2.1:

(a)	as soon as reasonably practicable, in respect of any documents and evidence which the Keeper does not require to be submitted with the application; and

(b)	on completion of registration of the Lease and the Contributed Property, in respect of any documents and evidence which are submitted to the Keeper with the application.

7.3	Subject to Clause 7.4, the Contributor will deliver to the Tenant, on demand from time to time and at the Contributor’s expense, such documents, information and evidence as the Keeper may require to enable the Keeper to create the lease title sheet showing the Tenants as registered proprietor of the tenant’s interest under the Lease. Such documents will include (unless the Contributed Property comprises part only of a building):

7.3.1	a plan or bounding description sufficient to enable the Contributed Property to be identified on the cadastral map; and

7.3.2	evidence (such as a plans report) that (i) the description of the Contributed Property in the Lease is habile to include the whole of the occupied extent and (ii) there is no conflict between the extent of the Contributed Property and any registered cadastral units.

7.4	The Contributor will deliver such documents and evidence as are specified in Clause 7.3 only if the Lease is presented for registration within fourteen days after the date of receipt of the Lease duly executed by the Contributor and the Tenant.

7.5	Provided that the Lease is presented for registration prior to the earlier of fourteen days after (i) the Closing Date and (ii) the date of expiry of the last Advance Notice registered in relation to the Lease in terms of Clause 6.6.1, the newly created lease title sheet will contain no exclusion or limitation of warranty in terms of Section 75 of the 2012 Act and disclose no entry, deed or diligence prejudicial to the interest of the Tenant other than such as are created by or against the Tenant or have been disclosed to, and accepted in writing by, the Tenant prior to the Closing Date.

8.	Community Interests

8.1	The Contributor has not received any 2003 Act Notice.

8.2	If the Contributor receives any 2003 Act Notice prior to registration of the tenant’s interest in the Lease, then the Contributor will immediately:

8.2.1	notify the Tenant; and

8.2.2	exhibit a copy of it to the Tenant.

8.3	If the Contributor receives any 2003 Act Notice (whether before, on or after the date of Lease Completion) which relates to an application by a community body to register an interest in the Contributed Property received by the Scottish Ministers after the Conclusion Date, the Contributor will immediately:

8.3.1	exhibit a copy of this Agreement and any other information in terms of Section 39A of the 2003 Act to the Scottish Ministers to ensure that the Scottish Ministers decline to consider the application in terms of Section 39(5) of the 2003 Act; and

8.3.2	exhibit evidence to the Tenant of compliance with Clause 8.3.1.

8.4	If the Contributor receives any 2003 Act Notice (whether on or before the date of Lease Completion) which relates to any application by a community body to register an interest in the Contributed Property received by the Scottish Ministers on or before the Effective Date:

8.4.1	either the Contributor or the FC Parties will be entitled to resile from this Agreement without penalty on delivery of a written notice to that effect to the other party’s solicitors, not later than 5 Business Days after the date on which the Tenant has received the copy 2003 Act Notice in terms of Clause 8.2.2, time being of the essence; or

8.4.2	if the Closing Date has passed because the Contributor and the Tenant have been prevented by the 2003 Act Notice from taking any further steps to transfer the Contributed Property, then:

(a)	the Contributor will notify the FC Parties in writing within 2 Business Days after receipt of notification from the Scottish Ministers or from the community body (as appropriate) of any of the matters referred to in Clause 8.4.2(b), and

(b)	subject to Clause 8.4.3, the date of Lease Completion will be 5 Business Days after receipt of the notice from the Contributor confirming that:

(i)	the Scottish Ministers have decided not to enter the community interest in land to which the 2003 Act Notice relates in the RCIL;

(ii)	the community body has withdrawn the application to which the 2003 Act Notice relates;

(iii)	the Scottish Ministers have received written notice from the community body that it will not exercise the right to buy the land; or

(iv)	the Scottish Ministers have decided not to consent to allow the right to buy to proceed.

8.4.3	and if the Scottish Ministers decide to enter the community interest in land to which the 2003 Act Notice relates in the RCIL either the Contributor or the FC Parties will be entitled to resile from this Agreement without penalty on delivery of a written notice to that effect to the other party’s solicitors, prior to the date on which either:

(a)	the community body withdraws the application to which the 2003 Act Notice relates; or

(b)	the Scottish Ministers receive written notice from the community body that it will not exercise the right to buy the land; or

(c)	the Scottish Ministers decide not to consent to allow the right to buy to proceed.

8.4.4	and if the community body completes the purchase of the Contributed Property then:

(a)	this Agreement will automatically terminate on completion of the sale of the Contributed Property to the community body; and

(b)	the Contributor will notify the FC Parties that this Agreement has terminated immediately.

8.5	If the Lease is of no effect by virtue of the 2003 Act then within 5 Business Days of the date on which this is established:

8.5.1	the Contributor will pay to the FC Parties:

(a)	the sum equivalent to the value that the Contributor has received in terms of Section 1.2 of Article I of this Agreement; and

(b)	all sums properly expended for rates, utilities, insurance, service charge expenditure and other outgoings for the Contributed Property in the period from (and including) Lease Completion;

8.5.2	and, in exchange, the TC Parties will:

(a)	withdraw the Tenant’s application for registration of the Lease and within 5 days of receipt deliver it to the Contributor; and

(b)	pay to the Contributor any sums received by the FC Parties for rent and any other sums received in its capacity as tenant under the Lease in the period from (and including) Lease Completion.

The Contributor and the FC Parties will co-operate with each other and do such acts and things, execute such deeds and documents and deliver such documents and evidence as may be required to return the parties to the position in which they were before Lease Completion.

9.	Environmental

9.1	Agreement as to Environmental Liabilities

The Contributor and the FC Parties agree that:-

9.1.1	if any notice or requirement of any Environmental Authority made pursuant to Environmental Law is served on or made of either of them in respect of the Contributed Property or any Hazardous Substances attributable to the Contributed Property, then, as between the Contributor and the Tenant, the sole responsibility for complying with such notice or requirement is to rest with the Tenant to the exclusion of the Contributor; and

9.1.2	if any Environmental Authority wishes to recover costs incurred by it in carrying out any investigation, assessment, monitoring, removal, remedial or risk mitigation works under Environmental Law in respect of the Contributed Property or any Hazardous Substances attributable to the Contributed Property from either or both of the Contributor and the Tenant then, as between the Contributor and the Tenant, the sole responsibility for the payment of such costs is to rest with the Tenant to the exclusion of the Contributor.

The agreements outlined under Clauses 9.1.1 and 9.1.2 are made with the intention that any Environmental Authority serving any notice or seeking to recover any costs should give effect to the agreements pursuant to the statutory guidance issued under Part IIA of the Environmental Protection Act 1990.

The Seller and the Tenant agree that the appropriate Environmental Authority may be notified in writing of the provisions of this Clause if required to give effect to the agreements outlined under Clauses 9.1.1 and 9.1.2.

9.2	Sold with Information

9.2.1	The Tenant acknowledges to the Contributor that:-

(a)	it has carried out its own investigations of the Contributed Property for the purposes of ascertaining whether, and if so the extent to which, Hazardous Substances are present in, on, under or over the Contributed Property;

(b)	such information gathered through those investigations is sufficient to make the Tenant aware of the presence in, on, under or over the Contributed Property of any Hazardous Substances referred to in the reports;

(c)	it relies at its own risk on the contents of any report, plan and other written material and information either disclosed to it or orally communicated to it by or on behalf of the Contributor both as to the condition of the Contributed Property and as to the nature and effect of any remedial works which may have been carried out and no warranty is given or representation made by or on behalf of the Contributor in this respect; and

(d)	it has satisfied itself as to the condition of the Contributed Property.

9.2.2	The Contributor and the Disponee agree that:-

(a)	the Tenant has been given permission and adequate opportunity to carry out its own investigations of the Contributed Property for the purpose of ascertaining whether, and if so the extent to which, Hazardous Substances are present in, on, under or over the Contributed Property;

(b)	the transfer of the Contributed Property pursuant to the Lease Conditions is an open market arm’s length transaction; and

(c)	the Contributor will not retain any interest in the Contributed Property or any rights to occupy or use the Contributed Property following Lease Completion.

9.2.3	The acknowledgements in this Clause 9.2 are made in order to exclude the Contributor from liability under Part IIA of the Environmental Protection Act 1990 so that the Contributor is not an appropriate person, as defined therein.

10.	Assignation

10.1	The rights and obligations of the Tenant under the Lease Conditions are personal to the Tenant and the Tenant may not assign, mortgage or otherwise deal with the same in whole or in part except with the prior written consent of the Contributor.

10.2	The Contributor will be entitled to assign its interest and liabilities under the Lease Conditions to any party or parties who acquire their interest in the Contributed Property subject only to giving the Tenant written notice of the Assignation.

11.	Costs

11.1	The Contributor and the Tenant will bear their own costs and expenses in connection with the preparation and completion of the Lease.

11.2	The Tenant will be responsible for:

11.2.1	any LBTT chargeable on the letting of the Contributed Property; and

11.2.2	the costs of registering the Lease in the Land Register of Scotland and the Books of Council and Session.

12.	Supersession

12.1	The provisions of the Missives (other than Clauses 4 (Application of Lease Provisions), 6.6 (Advance Notices), 7 (Registration of the Lease and Land Register Requirements) which will remain in full force and effect until implemented), in so far as not implemented by the granting and delivery of the Lease, will remain in full force and effect until the earlier of (a) the date when such provisions have been implemented and (b) two years after the date of the Lease Completion except in so far as they are founded on in any Court proceedings which have commenced within such two year period.

PART 16

CONDITIONS RELATING TO THE GRANT OF THE DISPOSITION (“Disposition Conditions”)

The following terms and conditions shall apply to the delivery of the Disposition pursuant to Section 2.3 of Article II of this Agreement.

1.	Definitions and Interpretation

1.1	In the Disposition Conditions:-

“Completion” means the Delivery Date (Disposition) or, if later, the date when the delivery of the Disposition is completed in terms of these Disposition Conditions;

“Delivery Date (Disposition)” means the first Business Day occurring ten Business Days after the after the Final Payment Date;

“Disponee” means FCAngus;

“Disposition” means the disposition of the Contributed Property in favour of the Disponee;

“Disposition Conditions” means the conditions contained in this Part of the Schedule;

“Final Payment Date” means the date that the Contributor has received full payment of the Consideration in terms of Section 1.2 and Section 1.3 of Article I;

“Lease” means the Lease granted by the Contributor pursuant to the Lease Conditions in Part 15 of the Schedule;

1.2	In the Disposition Conditions, unless otherwise specified or the context otherwise requires:-

1.2.1	any word or expression which is defined elsewhere in this Agreement shall (unless the contrary is expressed in the Disposition Conditions) have the same meaning when used in the Disposition Conditions and any word or expression which is defined in this Part of the Schedule and not otherwise defined in any other part of this Agreement shall have the meaning defined in this Part of the Schedule if it is used in any other part of this Agreement;

1.2.2	any reference to a Clause is a reference to a clause without further amplification is a reference to a clause of these Disposition Conditions;

1.3	The headings in the Disposition Conditions are included for convenience only and are to be ignored in construing the Disposition Conditions.

2.	Suspensive Condition

It is an essential condition of the Parties being bound by the Disposition Conditions that at or prior to the Final Payment Date the Lease has not been terminated (however that may occur).

3.	Entry

Entry to the Contributed Property subject only to the Lease (and any subleases deriving therefrom) will be given on the Delivery Date (Disposition).

4.	Disclosed Documents

4.1	Subject to Clause 7 the Disponee is deemed to have examined the Disclosed Documents and accepts the Contributed Property on the basis that it has satisfied itself on all matters disclosed in them and on the validity and marketability of the Contributor’s title to the Contributed Property.

5.	Title

5.1	Title Encumbrances

5.1.1	So far as the Contributor is aware there are no Title Encumbrances affecting the Contributed Property other than the Lease and those (a) existing at the Closing Date and disclosed to and accepted by the FC Parties (b) arising from the implementation of this Agreement and (c) otherwise disclosed to and accepted by the FC Parties.

5.1.2	The Contributed Property is sold with and under the Title Encumbrances (including, without limitation, the Lease) affecting the Contributed Property whether specified or referred to in the Title Deeds or not.

5.2	Title Deeds

5.2.1	Subject to Clause 6 the FC Parties are deemed to have examined the title deeds of the Contributed Property and accepts that it is accepting the Disposition of the Contributed Property on the basis that it has satisfied itself on all matters disclosed in them and on the validity and marketability of the Contributor’s title to the Contributed Property and in relation to the Lease.

5.3	Minerals

The minerals are included in the Disposition to the extent to which the Contributor has any right to them.

5.4	Advance Notices

5.4.1	The Contributor will apply (with consent, if required, under Clause 57(2) of the 2012 Act) to the Keeper for an Advance Notice for the Disposition, in the form adjusted with the FC Parties, to be either (i) entered on the application record for the Contributed Property or (ii) recorded in the Register of Sasines no earlier than 5 Business Days prior to Completion. The cost of the Advance Notice for the Disposition will be met by the Contributor.

5.4.2	The Contributor consents (or will procure consent, if required, under Clause 57(2) of the 2012 Act) to the Disponee applying to the Keeper for Advance Notices for any deeds which the Disponee intends to grant in relation to the Contributed Property. The cost of any Advance Notices which the Disponee applies for will be met by the FC Parties.

5.4.3	If Completion is likely to occur after the Delivery Date (Disposition), the Contributor, if requested to do so by the Disponee, will apply for a further Advance Notice for the Disposition, in the form adjusted with the Disponee, and the cost of any additional Advance Notices will be met:-

(a)	by the Contributor, if the delay in settlement is due to any failure or breach by or on behalf of the Contributor to implement its obligations under the Disposition Conditions on time; or

(b)	by the FC Parties, if the delay in settlement is due to any failure or breach by or on behalf of the FC Parties to implement their obligations under the Disposition Conditions on time.

5.4.4	The Contributor’s Solicitors will not provide any letter of obligation which undertakes to clear the records of any deed, decree or diligence.

5.5	Land Register Requirements

5.5.1	Subject to Clause 6 the Contributor will deliver to the Disponee, on demand from time to time and at the Contributor’s expense, such documents and evidence as the Keeper may require to enable the Keeper to update or create (as the case may be) the Title Sheet of the Contributed Property to disclose the Disponee as the registered proprietor of the whole of the Contributed Property. Such documents will include (unless the Contributed Property comprises part only of a building):-

(a)	a plan or bounding description sufficient to enable the Contributed Property to be identified on the cadastral map; and

(b)	evidence (such as a plans report) that (i) the description of the Contributed Property in the Title Deeds is habile to include the whole of the occupied extent and (ii) there is no conflict between the extent of the Contributed Property and any registered cadastral units.

5.5.2	After Completion, the Contributor will deliver such documents and evidence as are specified in Clause 5.5.1 only if the Disposition is presented for registration not later than 14 days after Completion.

6.	Completion

6.1	At Completion, the Contributor will deliver to the Disponee:-

6.1.1	Disposition

the Disposition duly executed by the Contributor;

6.1.2	Title Deeds

the Title Deeds;

6.1.3	Legal Report

(a)	a legal report brought down to a date as near as practicable to Completion which report will show:-

(i)	no entries adverse to the Contributor’s interest in the Contributed Property;

(ii)	the Advance Notice for the Disposition; and

(iii)	no other Advance Notices other than those submitted by the Disponee;

the cost of the legal report and search being the responsibility of the Disponee;

6.1.4	Discharge/Deed of Restriction

a discharge/deed of restriction duly executed by the heritable creditor in any standard security affecting the Contributed Property together with completed and signed application forms for recording/registration and payment for the correct amount of recording/ registration dues;

6.1.5	Letter of Consent and Non-crystallisation

a letter of consent and non-crystallisation in the holder’s usual form (releasing the Contributed Property from charge or otherwise in terms that confer a valid title on the Purchaser subject to compliance with any time limit for registration of the Disponee’s title) in respect of the transaction envisaged by the Disposition Conditions from each holder of a floating charge granted by the Seller;

7.	Post Completion

Provided that the Disposition is presented for registration prior to the earlier of 14 days after Completion and the date of expiry of the last Advance Notice registered in relation to the Disposition in terms of Clause 5.4, the updated or newly created Title Sheet of the Contributed Property will contain no exclusion or limitation of warranty in terms of Section 75 of the 2012 Act and disclose no entry, deed or diligence prejudicial to the interest of the Disponee other than such as are created by or against the FC Parties or have been disclosed to, and accepted in writing by, the FC Parties prior to Completion.

8.	The Lease

8.1	Notwithstanding the conclusion of the Disposition Conditions, the Lease remains in full force and effect until Completion, and the Contributor as landlord under the Lease and the tenant under the Lease, respectively shall continue to be bound by and to comply with their respective obligations under the Lease until Completion.

9.	Environmental

9.1	Agreement as to Environmental Liabilities

The Contributor and the FC Parties agree that:-

9.1.1	if any notice or requirement of any Environmental Authority made pursuant to Environmental Law is served on or made of either of them in respect of the Contributed Property or any Hazardous Substances attributable to the Contributed Property, then, as between the Contributor and the Disponee, the sole responsibility for complying with such notice or requirement is to rest with the Disponee to the exclusion of the Contributor; and

9.1.2	if any Environmental Authority wishes to recover costs incurred by it in carrying out any investigation, assessment, monitoring, removal, remedial or risk mitigation works under Environmental Law in respect of the Contributed Property or any Hazardous Substances attributable to the Contributed Property from either or both of the Contributor and the Disponee then, as between the Contributor and the Disponee, the sole responsibility for the payment of such costs is to rest with the Disponee to the exclusion of the Contributor.

The agreements outlined under Clauses 9.1.1 and 9.1.2 are made with the intention that any Environmental Authority serving any notice or seeking to recover any costs should give effect to the agreements pursuant to the statutory guidance issued under Part IIA of the Environmental Protection Act 1990.

The Seller and the Purchaser agree that the appropriate Environmental Authority may be notified in writing of the provisions of this Clause if required to give effect to the agreements outlined under Clauses 9.1.1 and 9.1.2.

9.2	Sold with Information

9.2.1	The Disponee acknowledges to the Contributor that:-

(a)	it has carried out its own investigations of the Contributed Property for the purposes of ascertaining whether, and if so the extent to which, Hazardous Substances are present in, on, under or over the Contributed Property;

(b)	such information gathered through those investigations is sufficient to make the Purchaser aware of the presence in, on, under or over the Contributed Property of any Hazardous Substances referred to in the reports;

(c)	it relies at its own risk on the contents of any report, plan and other written material and information either disclosed to it or orally communicated to it by or on behalf of the Contributor both as to the condition of the Contributed Property and as to the nature and effect of any remedial works which may have been carried out and no warranty is given or representation made by or on behalf of the Contributor in this respect; and

(d)	it has satisfied itself as to the condition of the Contributed Property.

9.2.2	The Contributor and the Disponee agree that:-

(a)	the Disponee has been given permission and adequate opportunity to carry out its own investigations of the Contributed Property for the purpose of ascertaining whether, and if so the extent to which, Hazardous Substances are present in, on, under or over the Contributed Property;

(b)	the transfer of the Contributed Property pursuant to the Disposition Conditions is an open market arm’s length transaction; and

(c)	the Contributor will not retain any interest in the Contributed Property or any rights to occupy or use the Contributed Property following Completion.

9.2.3	The acknowledgements in this Clause 9.2 are made in order to exclude the Contributor from liability under Part IIA of the Environmental Protection Act 1990 so that the Contributor is not an appropriate person, as defined therein.

10.	Supersession

The provisions of the Disposition Conditions (other than Clauses 5.5, 7 and 9 which will remain in full force and effect until implemented) in so far as not implemented by the granting and delivery of the Disposition and others, will remain in full force and effect until the earlier of:-

10.1.1	the date when such provisions have been implemented; and

10.1.2	two years after Completion except in so far as they are founded on in any court proceedings which have commenced within such two year period.

PART 17

LEASE

PART 18

PLAN